EXHIBIT 10.01

KKTV/KKCO/KMVT

ASSET PURCHASE AGREEMENT
for

the SALE of TELEVISION STATIONS

LISTED ON APPENDIX I

by and among
GRAY LOCAL MEDIA, INC.,
GRAY TELEVISION LICENSEE, LLC
SCRIPPS MEDIA, INC.
and
ION TELEVISION LICENSE, LLC
Dated as of July 7, 2025

i

EXHIBITS
Exhibit A    -    Form of Bill of Sale and Assignment and Assumption Agreement [OMITTED]
Exhibit B    -    Form of Assignment of Seller FCC Authorizations [OMITTED]
Exhibit C    -    Form of Transition Services Agreement [OMITTED]

SCHEDULES

[OMITTED]

ASSET PURCHASE AGREEMENT
This ASSET PURCHASE AGREEMENT, dated as of July 7, 2025 (this “Agreement”), by and among Gray Local Media, Inc., a Delaware corporation (“Gray”), Gray Television Licensee, LLC (“Seller Licensee”) and together with Gray, the “Seller”), on the one hand, and Scripps Media, Inc., a Delaware corporation (“Scripps”), and ION Television License, LLC, a Delaware limited liability company and Affiliate of Scripps (together with Scripps, the “Buyer”), on the other hand. For the purposes of this Agreement all references to the Seller shall mean the Seller and its Affiliates.
W I T N E S S E T H :
WHEREAS, on the date of this Agreement, the Seller, together with certain of its direct and indirect subsidiaries, owns and operates the television broadcast stations identified in Appendix I hereto (each, a “Station” and collectively, the “Stations”), pursuant to certain authorizations issued by the Federal Communications Commission (the “FCC”);
WHEREAS, the Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities, and the Seller desires to sell to the Buyer the Purchased Assets and transfer the Assumed Liabilities, on the terms and subject to the conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), it is hereby agreed among the parties as follows:
ARTICLE I

DEFINITIONS
Section 1.1.Definitions. As used in this Agreement, the following terms have the meanings specified or referred to in this Section 1.1:
“Acquisition Proposal” has the meaning specified in Section 6.7.
“Active Employees” has the meaning specified in Section 6.2(a).
“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person. As used in this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” has the meaning specified in the introductory paragraph hereof.
“Ancillary Agreements” means any certificate, agreement, document or other instrument to be executed and delivered in connection with the transactions contemplated by this Agreement.
“Antitrust Law” means the HSR Act, the Federal Trade Commission Act, as amended, the Sherman Act, as amended, the Clayton Act, as amended, and any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Appraisal” has the meaning specified in Section 2.9.
“Assigned Multi-Station Contract Rights” has the meaning specified in Section 5.6.
“Assignment of the Seller FCC Authorizations” has the meaning specified in Section 2.7.
“Assumed Liabilities” has the meaning specified in Section 2.3(a).
“Assumed Multi-Station Contract Obligations” has the meaning specified in Section 5.6.
“Bill of Sale and Assignment and Assumption Agreement” has the meaning specified in Section 2.7(a).
“Business” means the business of the Stations (and shall not include the Other Seller Stations or the other businesses or assets of the Seller).
“Business Day” means any day on which the principal offices of the Securities and Exchange Commission are open to accept filings and on which banks in the City of New York are not required or authorized to close.
“Buyer” has the meaning specified in the introductory paragraph hereof.
“Buyer’s 401(k) Plan” has the meaning specified in Section 6.2(c).
“Buyer Ancillary Agreements” has the meaning specified in Section 4.2(a).
“Buyer Group Members” means the Buyer, its Affiliates, and each of their successors and assigns, and their respective directors, officers, employees and agents.
“Cap” has the meaning specified in Section 9.5(c).
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. §§ 9601 et seq., and any regulations promulgated thereunder.
“Claim Notice” has the meaning specified in Section 9.3(a).
“Closing” has the meaning specified in Section 2.4.
“Closing Date” has the meaning specified in Section 2.4.
“Closing Date Adjustments” has the meaning specified in Section 2.6(a).
“Code” means the Internal Revenue Code of 1986, as amended.
“Collection Period” has the meaning specified in Section 6.5.

“Communications Act” means the Communications Act of 1934, as amended, and the rules and regulations of the FCC promulgated under the foregoing, in each case, as in effect from time to time.
“Compliance Showing” has the meaning specified in Section 5.3(a).
“Confidentiality Agreement” has the meaning specified in Section 5.1.
“Cutoff Time” means 11:59 P.M. (eastern time) on the date immediately prior to the Closing Date.
“DOJ” means the U.S. Department of Justice.
“Electing Party” has the meaning specified in Section 2.8(e).
“Employment Agreement” means any written contract or agreement of the Seller with any individual Employee pursuant to which the Seller has an actual or contingent liability to provide compensation and/or benefits in consideration for past, present or future services and which, for each Employment Agreement in effect as of the date hereof, is listed on Schedule 3.14.
“Employees” means the individuals employed by the Seller exclusively in connection with the Business, all of whom as of the date hereof are listed on Schedule 3.12, and any full-time, part-time and per diem employees who become employed by Seller exclusively in connection with the Business after the date hereof in accordance with Section 5.4; provided, however, that no such Person shall be considered an “Employee” if he or she is not employed by the Seller at the Closing. For purposes of the foregoing, an individual shall not be considered “not employed” by virtue of the fact that he or she is on authorized leave of absence, sick leave, short term disability leave or military leave. Notwithstanding the foregoing, individuals on long term disability leave will not be considered as “employed” for purposes of this Agreement.
“Employee Plan” means each (i) pension, retirement, profit sharing, deferred compensation, stock bonus or other similar plan, (ii) medical, vision, dental, disability, Code Section 125 cafeteria, life insurance or other employee welfare benefit plan (as defined in Section 3(1) of ERISA) and (iii) other similar plan, policy, program or arrangement (and any amendments thereto), in each case, whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to, by Seller under which (a) any Employee has any present or future right to benefits, (b) Seller has or would reasonably be expected to have any liability with respect to the Business, or (c) Buyer or any of its Affiliates would reasonably be expected to have any liability, contingent or otherwise, following the Closing.
“Employment Commencement Date” has the meaning specified in Section 6.2(a).
“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, other than any license or option to license Intellectual Property.

“Environmental Law” means all applicable Laws relating to or addressing the prevention of pollution, the environment, human health, occupational health or safety, including but not limited to CERCLA, OSHA, RCRA, the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300(f) et seq.; the Clean Air Act, as amended, 42 U.S.C. §§ 7401 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; and any state equivalents thereof.
“Environmental Liabilities” has the meaning specified in Section 3.19(b).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Excluded Assets” has the meaning specified in Section 2.2.
“Excluded Liabilities” has the meaning specified in Section 2.3(b).
“Excluded Multi-Station Contracts” means those Multi-Station Contracts identified in Schedule 5.6 as the “Excluded Multi-Station Contracts” and which may be listed thereon by vendor or other counterparty thereto.
“Expense” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).
“FCC” has the meaning specified in the first recital hereof.
“FCC Applications” has the meaning specified in Section 5.3(a).
“FCC Consent” means action by the FCC (including action by staff acting on delegated authority) granting its consent to the FCC Applications.
“GAAP” means United States generally accepted accounting principles.
“Governmental Body” means any foreign, federal, state, local or other governmental authority, or judicial or regulatory body.
“Governmental Consents” means (i) the FCC Consent, and (ii) all authorizations, consents, Orders and approvals of all Governmental Bodies, including any State Attorney General, that are or may become necessary for the execution, delivery and consummation of the transactions contemplated hereby.
“Governmental Permits” has the meaning specified in Section 3.8(a).
“Gray” has the meaning specified in the introductory paragraph hereof.
“Hazardous Materials” means any waste, pollutant, hazardous substance, toxic substance, hazardous waste, or special waste, which is regulated or defined as “hazardous,” “toxic” or words of similar import pursuant to any Environmental Law, including asbestos, asbestos containing material, petroleum or petroleum-derived substance or waste, or any constituent of any such substance or waste.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Inactive Employees” has the meaning specified in Section 6.2(a).
“Included Multi-Station Contracts” means those Multi-Station Contracts identified in Schedule 5.6 as the “Included Multi-Station Contracts” and which may be listed thereon by vendor or other counterparty thereto.
“Indemnified Party” has the meaning specified in Section 9.3(a).
“Indemnitor” has the meaning specified in Section 9.3(a).
“Independent Accountant” has the meaning specified in Section 2.6(b).
“Intellectual Property” means (a) patents, (b) Trademarks, (c) copyrights, (d) registrations and applications for registration of any of the foregoing in (a)-(c), and (e) trade secrets, including advertising customer lists, mailing lists, processes, know-how and other proprietary or confidential information.
“Knowledge of the Seller” means, as to a particular matter, the actual knowledge, after reasonable inquiry, of the following persons: (a) Kevin Latek, Executive Vice President, Chief Legal and Development Officer of Seller, (b) Jeff Gignac, Executive Vice President, Chief Financial Officer of Seller, (c) Pat LaPlatney, President and Co-CEO of Seller, (d) Ellenann Yelverton, Senior Vice President, General Counsel of Seller, (e) Sandy Breland, Executive Vice President and Chief Operating Officer of Seller, (f) David Burke, Vice President, Chief Technology Officer of Seller, and (g) the individuals serving as general managers of each of the Stations.
“Laws” means any and all domestic (federal, state or local) or foreign or provincial laws, statutes, ordinances, rules, published regulations, Orders, awards, or agency policies, procedures, requirements or decrees promulgated by any Governmental Body.
“Leased Real Property” has the meaning specified in Section 3.9(b).
“Like-Kind Exchange” has the meaning specified in Section 2.8(e).
“Loss” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.
“Market” means, with respect to each of the Stations, the “Designated Market Area,” as determined by The Nielsen Company, of such Station.
“Material Adverse Effect” means a material adverse effect on (i) the ability of the Seller to perform its obligations under this Agreement, or (ii) the assets, results of operations or financial condition of the Business, taken as a whole; provided, however, that for purposes of determining whether there has been or is reasonably likely to be a “Material Adverse Effect” for purposes of clause (ii), the results and consequences of the following events, occurrences, facts, conditions, changes, developments or effects shall not be taken into account: (a) any changes that generally affect the broadcast television industry in the Markets of the Stations, (b) resulting from the announcement by the Seller of its intention to sell the Business, including the announcement or pendency of this Agreement or the transactions contemplated hereby, or the facts, circumstances or events relating to any of the Buyer or its Affiliates, or actions taken by any of them including the impact thereof on relationships, contractual or otherwise, with agents, customers, suppliers, vendors, licensees, licensors, lenders, partners, employees or regulators, including the FCC, (c) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of the Buyer, (d) any failure of the Business to meet internal or external projections or forecasts or any estimates of earnings, revenues or other metrics for any period (provided, however, that any event, occurrence, fact, condition, change, development or effect giving rise to such failure or change may be taken into account in determining whether there has been, or is reasonably likely to be, a Material Adverse Effect, except to the extent otherwise excluded hereunder), (e) any changes in the economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (f) changes in Laws or generally accepted accounting principles (or the interpretation thereof) or in legal, regulatory or political conditions, (g) the commencement, escalation or worsening of any war or armed hostilities or the occurrence of acts of terrorism or sabotage occurring after the date hereof and (h) earthquakes, hurricanes, floods or other natural disasters; provided, that with respect to (a), (e), (f), (g), or (h), such change shall not have a disproportionate effect on the Business compared to other participants in the broadcast television industry in the Markets of the Stations.
“Multi-Station Contract” has the meaning specified in Section 5.6.
“MVPD” means any multi-channel video programming distributor, including cable systems, telephone companies and direct broadcast satellite systems.
“Order” means any order, judgment, injunction, award, stipulation, decree or writ handed down, adopted or imposed by, including any consent decree, settlement agreement or similar written agreement with, any Governmental Body.
“OSHA” means the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., and any regulations promulgated thereunder.
“Other Closing Date Adjustments” means the “Closing Date Adjustments” as defined in Section 2.6 of the Other Purchase Agreement.
“Other Purchase Agreement” means that certain Asset Purchase Agreement, dated as of the date hereof, as it may be amended from time to time, by and among Buyer, Scripps Broadcasting Holdings, LLC, a Nevada limited liability company and wholly-owned subsidiary of Scripps, and Seller.
“Other Purchase Agreement Closing” means the closing of the transactions contemplated by the Other Purchase Agreement.
“Other Purchase Agreement Market” means each “Market” as used and defined in the Other Purchase Agreement.

“Other Seller Stations” has the meaning specified in Section 5.6.
“Owned Real Property” has the meaning specified in Section 3.9(a).
“Owned Tower” means any broadcast communications tower used for any of the Stations, and all of the following associated elements: tower foundation, supporting elements, bolts, tower structures (including tower steel), cabinets, shelters, fencing, pads and gates, signs, utility lines, communication lines, conduits and meter boards, pads, anchors, caissons, lighting, lightning rods, tower lighting systems, foundations, rock compounds and rock access roads, the tower and compound grounding systems and all other structures and related Tangible Personal Property and improvements.
“Payment Date” has the meaning specified in Section 2.6(b).
“Permitted Encumbrance” means (a) liens for Taxes, assessments or other governmental charges applicable to the Real Property which are not yet due and payable or Taxes being contested in good faith by appropriate proceedings; (b) the obligations assumed by the Buyer under any leases included in the Assumed Liabilities; (c) zoning laws and ordinances and similar Laws that are not violated in any material respect by any existing improvement, provided such matters do not, individually or collectively, materially interfere with the use of the Real Property as currently used in the operation of the Business or materially and adversely impact the commercial value of the Real Property; (d) any right reserved to any Governmental Body to regulate the affected property; (e) in the case of any leased asset, (i) the rights of any lessor under the applicable lease agreement or any Encumbrance granted by any lessor or any Encumbrance that the applicable lease is subject to (to the extent any Encumbrance that the applicable lease is subject to is contained within the lease itself), (ii) any lien for Taxes, assessments or other governmental charges that are not yet due and payable or are being contested in good faith, (iii) any subleases specifically identified as such in any Schedule hereto and (iv) the rights of the grantor of any easement or any Encumbrance granted by such grantor on such easement property, so long as none of the foregoing such matters affecting a leased asset, individually or collectively, materially interferes with the operation of the Business in a manner consistent with the current use by the Seller or materially and adversely impacts the commercial value of the tenancy at the Leased Real Property; (f) inchoate materialmens’, mechanics’, workmen’s, repairmen’s or other like Encumbrances arising in the ordinary course of business for amounts that are not yet due and payable or that are being contested in good faith by appropriate proceedings; (g) restrictive covenants, easements, rights of way, encroachments, restrictions, and any state of facts that an accurate survey or physical inspection would show, provided such facts do not, individually or collectively, interfere in any material respect with the use of the Real Property as currently used in the operation of the Business or materially and adversely impact the commercial value of the Real Property; (h) for periods prior to the Closing Date, Encumbrances that will be released prior to or as of the Closing Date, including all mortgages and security interests securing indebtedness of the Seller; and (i) any other Encumbrance disclosed on Schedule 1.1(ii).
“Person” means any individual, corporation, limited liability company, partnership, trust, or any other non-Governmental Body or any Governmental Body.
“Phase I Environmental Assessment” has the meaning specified in Section 6.7.

“Program Rights” means all rights of the Stations to broadcast television programs or shows as part of the Stations’ programming, including all rights of the Stations under film and program barter agreements, sports rights agreements, news rights or service agreements, affiliation agreements and syndication agreements.
“Prorated Taxes” means all personal property, real property, intangible property and other ad valorem Taxes imposed on or with respect to the Business and/or the Purchased Assets for any Straddle Period.
“Purchased Assets” has the meaning specified in Section 2.1.
“Purchased Intellectual Property” has the meaning specified in Section 2.1(d).
“Purchase Price” has the meaning specified in Section 2.5.
“RCRA” means the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., and any regulations promulgated thereunder.
“Real Property” has the meaning specified in Section 3.9(b).
“Real Property Leases” has the meaning specified in Section 3.9(b).
“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.
“Required Consents” has the meaning specified in Section 5.3(d).
“Restricted Acquisition Transaction” has the meaning specified in Section 6.6(a).
“Retained Multi-Station Contract Obligations” has the meaning specified in Section 5.6.
“Retained Multi-Station Contract Rights” has the meaning specified in Section 5.6.
“Retained Names and Marks” means all (a) Trademarks containing or incorporating the term “Gray”, (b) other Trademarks owned by the Seller (other than Trademarks included in the Purchased Intellectual Property), (c) variations or acronyms of any of the foregoing, and (d) Trademarks confusingly similar to or dilutive of any of the foregoing.
“Scripps” has the meaning specified in the introductory paragraph hereof.
“Seller’s 401(k) Plan” has the meaning specified in Section 6.2(c).
“Seller” has the meaning specified in the introductory paragraph hereof.
“Seller FCC Authorizations” means those Governmental Permits issued to Seller Licensee by the FCC with respect to the Stations.

“Seller Group Members” means the Seller, its Affiliates, each of their successors and assigns, and their respective directors, officers, employees, agents and representatives.
“Seller Licensee” has the meaning specified in the introductory paragraph hereof.
“Seller’s A/R” has the meaning specified in Section 2.2(q).
“Solvent” when used with respect to any Person or group of Persons on a combined basis, means that, as of any date of determination, (A) the amount of the “fair saleable value” of the assets of such Person (or group of Persons on a combined basis) will, as of such date, exceed (1) the value of all “liabilities of such Person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (2) the amount that will be required to pay the probable liabilities of such Person (or group of Persons on a combined basis) on its existing debts (including contingent liabilities) as such debts become absolute and matured, (B) such Person (or group of Persons on a combined basis) will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (C) such Person (or group of Persons on a combined basis) will be able to pay its liabilities, including contingent and other liabilities, as they mature.
“Station” or “Stations” has the meaning specified in the first recital hereof.
“Station Agreements” has the meaning specified in Section 3.15.
“Straddle Period” means any taxable period beginning on or before and ending after the Closing Date.
“Tangible Personal Property” has the meaning specified in Section 2.1(c).
“Tax” means any federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, property, sales, use, transfer, gains, license, employment, payroll, capital stock, escheat, environmental, franchise, social security, stamp, registration and value-added taxes, withholding or minimum tax, or other tax, together with any interest or any penalty, addition to tax or additional amount imposed by any Governmental Body.
“Tax Return” means any return, declaration, report, claim for refund or other document relating to Taxes, including any schedule or attachment thereto, and amendment thereof.
“Termination Date” has the meaning specified in Section 10.1(a)(v).
“Third Person Claim Notice” has the meaning specified in Section 9.4(a).
“Threshold” has the meaning specified in Section 9.5(b).
“Tower Indemnity” has the meaning specified in Section 5.7.
“Tower Remedial Costs” has the meaning specified in Section 5.7.

“Trade Agreement” means any contract, agreement or commitment, oral or written, other than film and program barter agreements, pursuant to which a Station is obligated for commercial air time or commercial production services in consideration for any property or service in lieu of cash; provided, however, that Trade Agreements (and Assumed Liabilities with respect thereto) shall include only those agreements for which the obligation of a Station for commercial air time or commercial production services (a) was agreed upon in the ordinary course of business at the Station’s then-prevailing rates, and (b) does not extend for more than 52 weeks after the Closing Date.
“Trademarks” means trademarks, service marks, Internet domain names, trade dress, trade names, and corporate names, all applications and registrations for the foregoing, and all goodwill connected with the use thereof and symbolized thereby.
“Transfer Taxes” means all transfer, documentary, excise, sales, value added, goods and services, use, stamp, registration and other similar taxes, and all conveyance fees, recording charges and other similar fees and charges, incurred in connection with the consummation of the transactions contemplated by this Agreement.
“Transferred Employees” has the meaning specified in Section 6.2(a).
“Transition Services Agreement” has the meaning specified in Section 2.7(a).
“Treasury Regulations” means regulations promulgated by the United States Department of the Treasury under the Code.
“WARN Act” has the meaning specified in Section 6.2(h).
ARTICLE II

PURCHASE AND SALE OF PURCHASED ASSETS
Section 2.1.Purchase and Sale of Purchased Assets. Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, or shall cause its Affiliates to, sell, transfer, assign, convey and deliver to the Buyer, and the Buyer shall purchase from the Seller, pursuant to this Agreement, free and clear of all Encumbrances (except for Permitted Encumbrances), all of the right, title and interest of the Seller to the assets and properties (excepting only the Excluded Assets) of every kind and description, real, personal or mixed, tangible or intangible, then owned or held by the Seller and used exclusively or necessary for use in the Business (herein collectively referred to as the “Purchased Assets”), including, all right, title and interest of the Seller as of Closing to the following:
(a)(i) The Seller FCC Authorizations and (ii) all other assignable Governmental Permits exclusively related to or necessary for the operation of the Stations, and including any applications therefor and renewals or modifications thereof between the date hereof and Closing;
(b)All Owned Real Property, together with all fixtures and improvements thereon, and appurtenances thereto;

(c)All machinery, equipment (including cameras, computers and office equipment), auxiliary and translator facilities, transmitting towers, transmitters, broadcast equipment, antennae, supplies, inventory (including all films, programs, records, tapes, recordings, compact discs, cassettes, spare parts and equipment), vehicles, furniture and other tangible personal property owned by the Seller and used or held for use exclusively in or necessary for the operation of the Business, except for any retirements or dispositions thereof made between the date hereof and the Closing in accordance with Section 5.4 (“Tangible Personal Property”), including the Tangible Personal Property listed on Schedule 2.1(c);
(d)All Intellectual Property owned or licensed by the Seller and used or held for use exclusively in or necessary for the operation of the Business (the “Purchased Intellectual Property”), including the call signs of the Stations, but, for the avoidance of doubt, excluding any Intellectual Property used in connection with any Other Seller Stations;
(e)(i) all contracts and agreements of the Seller to the extent such contracts and agreements are for the sale or barter of broadcast time on the Stations for advertising purposes; (ii) all contracts and agreements of the Seller to the extent such contracts or agreements are for the purchase or lease, as applicable, of merchandise, supplies, equipment or other personal property, or for the receipt of services, in each case used exclusively in or necessary for the operation of the Business; (iii) the Assigned Multi-Station Contract Rights; (iv) all non-competition, non-solicitation, and/or confidentiality agreements solely pertaining to the Stations or the Business; (v) all contracts and agreements listed or described in Schedule 3.14; and (vi) any other contract or agreement entered into by the Seller exclusively for the Business which (A) was entered into prior to the date hereof and is of the type described in clauses (b), (c), (g), (h) or (k) of Section 3.14, but which, by virtue of the threshold amounts set forth in such subsections, is not required to be listed in Schedule 3.14 or (B) is entered into after the date hereof consistent with the provisions of Section 5.4 of this Agreement;
(f)All claims or causes of action of the Seller against third parties solely to the extent that any such claims or causes of action arise out of the Purchased Assets or the Assumed Liabilities;
(g)All management and other systems (including computers and peripheral equipment), databases, computer software, disks and similar assets owned by the Seller which are used or held for use exclusively in or necessary for the operation of the Business, and all licenses of the Seller to the extent relating thereto;
(h)All books and records of the Seller that relate exclusively to or are necessary for the operation of the Business, including all files, logs, programming information and studies, technical information and engineering data, news and advertising studies or consulting reports, client/advertiser lists, sales and audience data, credit and sales reports and sales correspondence exclusively relating to or necessary for the operation of the Business, and further including all personnel files with respect to all Transferred Employees, excluding records relating to Excluded Assets or the Other Seller Stations; and
(i)Websites, social media accounts and mobile apps used exclusively in or necessary for the operation of the Business.

Section 2.2.Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following (herein referred to as the “Excluded Assets”):
(a)Any cash or cash equivalents (including any marketable securities or certificates of deposit) of the Seller, other than petty cash held at the Stations;
(b)All bank and other depository accounts of the Seller;
(c)(i) Any contract or agreement that, by its terms, terminates or expires (and is not renewed or extended by the Seller) prior to the Closing, and (ii) the Retained Multi-Station Contract Rights;
(d)All claims, rights and interests of the Seller in and to any refunds of Taxes of any nature whatsoever, including all items of loss, deduction or credit for Tax purposes, in each case, relating to the Business, the Purchased Assets or the Assumed Liabilities for, or applicable to, periods (or portions thereof) ending on or prior to the Closing Date;
(e)Any rights, claims or causes of action of the Seller against third parties relating to the operations of the Business prior to the Closing Date (including all amounts payable to the Seller, if any, from the United States Copyright Office or such arbitration panels as may be appointed by the United States Copyright Office that relate to the Business prior to the Closing that have not been paid as of the Closing);
(f)All bonds held, contracts or policies of insurance, and prepaid insurance with respect to such contracts or policies;
(g)The Seller’s minute books, stock transfer books, records relating to formation or incorporation, Tax Returns and related documents and supporting work papers and any other records and returns relating to Taxes, assessments and similar governmental levies (other than real and personal property Taxes, assessments and levies imposed on the Purchased Assets) and any books and records not exclusively relating to or necessary for the operation of the Business;
(h)Any rights under any non-transferable shrink-wrapped or click-wrapped licenses of computer software and any other non-transferable licenses of computer software;
(i)All records prepared in connection with or relating to the sale, swap or transfer of the Stations, including bids or offers received from others and analyses relating to the Stations and the Purchased Assets;
(j)The items designated in Schedule 2.2(j) as “Excluded Assets”;
(k)The Retained Names and Marks;
(l)All Intellectual Property of the Seller (other than the Purchased Intellectual Property);
(m)All real and personal, tangible and intangible assets of the Seller that are used or held for use in the operation of the Other Seller Stations (including, without limitation, any such assets that are used both in the operation of the Stations and in the operation of the Other Seller Stations);
(n)All records and documents relating to Excluded Assets or to liabilities other than Assumed Liabilities;
(o)All capital stock or other equity securities of the Seller or its Affiliates and all other equity interests in any entity that are owned beneficially or of record by the Seller or its Affiliates;
(p)All of the employee benefit agreements, plans or arrangements sponsored or maintained by the Seller or its Affiliates (including, without limitation, all Employee Plans) and any assets of any such agreement, plan or arrangement;
(q)Any intercompany receivables of the Business from the Seller;
(r)All accounts receivable outstanding at the Cutoff Time generated by the Business prior to the Closing (“Seller’s A/R”); and
(s)Any rights of or payment due to the Seller under or pursuant to this Agreement or the other agreements with the Buyer or any of its Affiliates contemplated hereby.
Section 2.3.Assumption of Liabilities; Excluded Liabilities.

(a)Assumed Liabilities. Upon the terms and subject to the conditions of this Agreement, as of the Closing, the Buyer shall assume and shall thereafter be obligated for, and shall agree to pay, perform and discharge in accordance with their terms, only the following obligations and liabilities of the Seller, whether direct or indirect, known or unknown (except to the extent such obligations and liabilities constitute Excluded Liabilities):
(i)the liabilities and obligations arising with, or relating to, the operation of the Stations, including the owning or holding of the Purchased Assets, on and after the Closing Date;
(ii)all liabilities and obligations arising on or after the Closing Date related to, associated with or arising out of (A) the occupancy, operation, use or control of any of the Real Property included in the Purchased Assets after the Closing Date or (B) the operation of the Station or the Business after the Closing Date, in each case with respect to foregoing clauses (A) and (B), (x) incurred or imposed as a requirement of any Environmental Law, including, without limitation, any Release or storage of any Hazardous Materials occurring after the Closing Date on, at or from (1) any real property owned, leased, or operated in connection with the Station or the Business after the Closing Date (including, without limitation, all facilities, improvements, structures and equipment thereon, surface water thereon or adjacent thereto and soil or groundwater thereunder) (other than with respect to real property that is an Excluded Asset), (2) any real property or facility owned by a third Person to which Hazardous Materials generated by the Station or Business after the Closing Date were sent after the Closing Date or (3) any conditions on, under or in the Real

Property that were created or which arose from the occupancy, operation, use or control of such Real Property after the Closing Date and which require remedial action under Environmental Laws and (y) excluding, for the avoidance of doubt, all Environmental Liabilities to the extent arising prior to the Closing Date;
(iii)(A) all liabilities and obligations under the Station Agreements and other contracts and agreements included as Purchased Assets and (B) the Assumed Multi-Station Contract Obligations, in each case only to the extent that such liabilities or obligations accrue on or after the Closing Date;
(iv)(x) all Taxes (other than any Prorated Taxes or Transfer Taxes) of the Buyer for any Tax period, (y) any Prorated Taxes for the portion of any Straddle Period beginning after the Closing Date (determined in accordance with Section 6.1) and (z) any Transfer Taxes that are the responsibility of the Buyer pursuant to Section 6.1; and
(v)all liabilities and obligations of the Buyer or its Affiliates pursuant to Section 6.2 hereof.
All of the foregoing to be assumed by the Buyer hereunder are referred to herein as the “Assumed Liabilities.”
(b)Excluded Liabilities. The Buyer shall not assume or be obligated for any of, and the Seller shall solely retain, pay, perform, defend and discharge all of, the liabilities or obligations of the Seller of any and every kind whatsoever, direct or indirect, known or unknown, absolute or contingent, not expressly assumed by the Buyer under Section 2.3(a) (herein referred to as “Excluded Liabilities”) and, notwithstanding anything to the contrary in Section 2.3(a), none of the following shall be “Assumed Liabilities” for purposes of this Agreement (and shall constitute Excluded Liabilities):
(i)(x) all Taxes (other than any Prorated Taxes or Transfer Taxes) of the Seller for any Tax period, (y) any Prorated Taxes for the portion of any Straddle Period prior to the Closing Date (determined in accordance with Section 6.1), and (z) any Transfer Taxes that are the responsibility of the Seller pursuant to Section 6.1;
(ii)other than as set forth in Section 6.2(e), any of the liabilities or obligations under the employee benefit agreements, plans or arrangements sponsored or maintained by the Seller (including, without limitation, all Employee Plans);
(iii)any intercompany payables of the Business owing to the Seller or any of the Affiliates of the Seller;
(iv)the Retained Multi-Station Contract Obligations;
(v)any liabilities or obligations of the Seller under this Agreement or the Ancillary Agreements; and

(vi)the liabilities and obligations arising with, or relating to, the operation of the Stations, including the ownership or holding of the Purchased Assets, prior to the Closing Date, including all Environmental Liabilities arising prior to the Closing Date.
Section 2.4.Closing Date. Subject to any prior termination of this Agreement pursuant to Section 10.1, the purchase and sale of the Purchased Assets provided for in Section 2.1 (the “Closing”) shall be consummated on the first day of the month that is at least 5 Business Days after the conditions set forth in Articles VII and VIII are satisfied or, if legally permissible, waived (other than those conditions that by their nature are to be satisfied (or validly waived) at the Closing, but subject to such satisfaction or waiver), at the offices of Cooley LLP, 1299 Pennsylvania Avenue, N.W., Suite 700, Washington, DC 20004, or remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing, unless such date is changed by mutual agreement of the Seller and the Buyer (the “Closing Date”). All transactions contemplated herein to occur on and as of the Closing Date shall be deemed to have occurred simultaneously and to be effective as of 12:01 a.m. Eastern Time on such date.

Section 2.5.Purchase Price. The purchase price for the Purchased Assets (the “Purchase Price”) shall be equal to the consummation by Buyer of its obligations under the Other Purchase Agreement at the Other Purchase Agreement Closing, and subject to adjustment as provided in this Agreement.

Section 2.6.Prorations and Adjustments.

(a)All income and expenses arising from the Business (other than Prorated Taxes, which shall be governed by Section 6.1, and excluding Seller’s A/R), including, without limitation, Assumed Liabilities, prepaid expenses, annual regulatory fees payable to the FCC, power and utilities charges, and rents and similar prepaid and deferred items shall be prorated between the Seller and the Buyer in accordance with GAAP to reflect the principle that the Seller shall be entitled to all income and be responsible for all expenses arising from the Business through the Cutoff Time and the Buyer shall be entitled to all income and be responsible for all expenses arising from the Business after the Cutoff Time. Notwithstanding anything in this Section 2.6 to the contrary, (i) except as set forth herein, with respect to Trade Agreements assumed by the Buyer, if at the Cutoff Time, the Trade Agreements have an aggregate negative balance (i.e., the amount by which the value of air time the Stations are obligated to provide after the Cutoff Time exceeds the fair market value of corresponding goods and services to be received by the Stations after such date), there shall be no proration or adjustment, unless the aggregate negative balance of the Stations’ Trade Agreements exceeds [REDACTED] , in which event only such excess shall be treated as prepaid time sales of the Stations, and adjusted for as a proration in the Buyer’s favor, (ii) there shall be no proration under this Section 2.6 to the extent there is an aggregate positive balance with respect to the Stations’ Trade Agreements and (iii) there shall be no proration under this Section 2.6 for Program Rights agreements except to the extent that any payments or performance due under such Program Rights agreements relate to a payment period that straddles the Cutoff Time, in which case the amount payable in the payment period will be prorated based on the number of days in such period.  The prorations and adjustments to be made pursuant to this Section 2.6 are referred to as the “Closing Date Adjustments.”

(b)The parties agree that the Closing Date Adjustments shall not be paid at the Closing. Within ninety (90) days after the Closing, the Buyer shall deliver to the Seller a statement of any adjustments to the aforesaid estimate of the Closing Date Adjustments, and no later than the close of business on the thirtieth (30th) day after the delivery of such statement (the “Payment Date”), the Buyer shall pay to the Seller, or the Seller shall pay to the Buyer, as the case may be, any amount due as a result of the adjustment (or, if there is any good faith dispute, the undisputed amount). Except with respect to items that the Seller notifies the Buyer that it objects to prior to the close of business on the date that is at least one (1) Business Day prior to the Payment Date, the adjustments set forth in the Buyer’s statement shall be final and binding on the parties effective at the close of business on the Payment Date. If the Seller disputes the Buyer’s determinations or the Buyer disputes the Seller’s determinations, the parties shall consult with regard to the matter and an appropriate adjustment and payment shall be made as agreed upon by the parties within thirty (30) days after the Payment Date. If such thirty (30) day consultation period expires, and the dispute has not been resolved, then the parties shall select BDO USA, LLP or, if such firm is unable to serve in such capacity, a mutually acceptable, nationally recognized independent accounting firm that does not then have a relationship with the Seller or the Buyer (the “Independent Accountant”), to resolve the disagreement and make a determination with respect thereto as promptly as practicable. The determination by the Independent Accountant on the matter shall be binding. If an Independent Accountant is engaged pursuant to this Section 2.6, the fees and expenses of the Independent Accountant shall be borne by the Seller and the Buyer in inverse proportion as such parties may prevail on the resolution of the disagreement, which proportionate allocation also will be determined by the Independent Accountant and be included in the Independent Accountant’s written report, and an appropriate adjustment and payment shall be made within three (3) Business Days of the resolution by the Independent Accountant, which resolution shall be rendered within thirty (30) days after such submission.
(c)Promptly (but not later than five (5) Business Days) after the final and binding determination of the later of (x) the Closing Date Adjustments pursuant to this Section 2.6 and (y) the Other Closing Date Adjustments pursuant to Section 2.6 of the Other Purchase Agreement, the amount of the Closing Date Adjustments and the amount of the Other Closing Date Adjustments shall be netted against each other, and Buyer or Seller, as the case may be, shall pay to other party, by wire transfer of immediately available funds to such bank accounts of such person as such person shall designate in writing, the net amount in accordance with the proration principles set forth in Section 2.6(a) hereof and Section 2.6(a) of the Other Purchase Agreement.
(d)With regard to cable and/or satellite transmission royalties to which any Station may be entitled for 2025, the parties agree that each of them is entitled to its pro rata share of such royalty payments, with the pro rata share for each party calculated according to the number of days in 2025 that the respective party owned such Station. The parties further agree that, if any Station is eligible to file cable and/or satellite claim(s) with the Copyright Royalty Board for 2025, then the Seller shall be responsible for filing such claim(s) no later than [REDACTED]. The parties further agree to cooperate in instructing the Copyright Royalty Board and the National Association of Broadcasters to distribute any royalties for 2025 between the parties in accordance with the terms of this Agreement.

Section 2.7.Closing Date Deliveries.

(a)Seller Closing Deliveries. At the Closing, the Seller shall deliver or cause to be delivered to the Buyer, in each case, duly executed by the Seller or Seller Licensee, as applicable, (i) a bill of sale and assignment and assumption agreement in substantially the form of Exhibit A (the “Bill of Sale and Assignment and Assumption Agreement”), providing for the conveyance of all of the Purchased Assets (other than the Owned Real Property and the Seller FCC Authorizations) and the assumption of all of the Assumed Liabilities, (ii) an assignment of the Seller FCC Authorizations, in substantially the form of Exhibit B (the “Assignment of the Seller FCC Authorizations”), assigning to the Buyer the Seller FCC Authorizations, (iii) a transition services agreement, substantially in the form of Exhibit C (the “Transition Services Agreement”), (iv) special or limited warranty deeds (in the customary and recordable form for the jurisdiction in which the applicable Owned Real Property is located) conveying to the Buyer the Owned Real Property, (v) all of the documents and instruments required to be delivered by the Seller pursuant to Article VIII, (vi) specific assignment and assumption agreements duly executed by the Seller relating to any agreements included as Purchased Assets that the Buyer and the Seller have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder and (vii) such other documents and instruments as the Buyer has determined to be reasonably necessary to consummate the transactions contemplated hereby, including, without limitation, a schedule listing all Purchased Assets that constitute current assets and a listing of all fixed assets included in the Purchased Assets of the Stations, in each case, as of the Closing Date.
(b)Buyer Closing Deliveries. At the Closing, the Buyer shall deliver to the Seller, duly executed by the Buyer, (i) the Bill of Sale and Assignment and Assumption Agreement, (ii) the Assignment of the Seller FCC Authorizations, (iii) the Transition Services Agreement, (iv) all of the documents and instruments required to be delivered by the Buyer pursuant to Article VII, (v) specific assignment and assumption agreements duly executed by the Buyer relating to any agreements included as Purchased Assets that the Buyer and the Seller have determined to be reasonably necessary to assign such agreements to the Buyer and for the Buyer to assume the Assumed Liabilities thereunder, and (vi) such other documents and instruments as the Seller has determined to be reasonably necessary to consummate the transactions contemplated hereby.
Section 2.8.Further Assurances.

(a)From time to time following the Closing, the Seller shall execute and deliver, or cause to be executed and delivered, to the Buyer such other instruments of conveyance and transfer as the Buyer may reasonably request or as may be otherwise necessary to effectively convey and transfer to, and vest in, the Buyer and put the Buyer in possession of, any part of the Purchased Assets.
(b)Without limiting Section 5.3(d), to the extent that any Station Agreement or other agreement or contract included as a Purchased Asset cannot be assigned without consent and such consent is not obtained prior to the Closing, (i) this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof, (ii) the Seller shall use all commercially reasonable efforts to provide the Buyer the benefits of any such agreement, (iii) to the extent that the Buyer actually receives the benefits of any such agreement, the Buyer shall perform or discharge on behalf of the Seller the obligations and liabilities under such agreement to the extent they would constitute Assumed Liabilities if such Station Agreement or other agreement or contract were effectively assigned to the Buyer and (iv) the Seller and the Buyer shall, and shall cause their respective Affiliates to, use commercially reasonable efforts to obtain such consent (provided that the Seller, the Buyer and their respective Affiliates shall not have any obligation to offer or pay any consideration in order to obtain any such consent, nor shall the Buyer have any obligation to amend, modify or otherwise alter the terms of any such contract or agreement). In addition to the Buyer’s obligation pursuant to the foregoing sentence, as to any Station Agreement or other agreement or contract included as a Purchased Asset that is not effectively assigned to the Buyer as of the Closing Date but is thereafter effectively assigned to the Buyer, the Buyer shall, from and after the effective date of such assignment, assume, and shall thereafter pay, perform and discharge as and when due, all Assumed Liabilities of the Seller arising under such agreement to the extent accruing from and after the date of such assignment.
(c)The Buyer may obtain, at its sole option and expense, ALTA extended owner’s policies of title insurance for the Owned Real Property and lessee’s title insurance policies for the Leased Real Property to the extent permitted under the terms of the applicable Real Property Lease (or subject to the consent of any lessor required thereunder), in each case in form reasonably satisfactory to the Buyer, and, prior to or at the Closing, the Seller shall take commercially reasonable actions as reasonably requested by the Buyer to facilitate the Buyer’s procurement of such title insurance (including, if requested by the Buyer, by providing access to the Real Property (to the extent permitted under the terms of the applicable Real Property Lease in the case of Leased Real Property or subject to the consent of any lessor required thereunder) for survey and/or inspection, by providing an owner’s affidavit, a gap indemnity and other customary affidavits, certificates and documents as the title company may reasonably request). If the title commitments or surveys obtained by the Buyer in connection with securing such title insurance reveal any Encumbrance on the title or the Real Property other than Permitted Encumbrances, the Buyer shall notify the Seller in writing of such objectionable matter promptly after the Buyer becomes aware that such matter is not a Permitted Encumbrance, and the Seller agrees to use commercially reasonable efforts to remove such objectionable matter.
(d)From time to time following the Closing, the Buyer shall execute and deliver, or cause to be executed and delivered, to the Seller such other undertakings and assumptions as the Seller may reasonably request or as may be otherwise necessary to effectively evidence the Buyer’s assumption of and obligation to pay, perform and discharge the Assumed Liabilities.
(e)Each of the Seller and the Buyer shall have the right to assign its respective rights under this Agreement (but without release of its respective obligations herein and without release of the other party’s obligations herein) to a third party who may act as a “qualified intermediary” or an “exchange accommodation titleholder” with respect to this Agreement in accordance with the provisions of Section 1031 of the Code, the Treasury Regulations promulgated thereunder, and any corresponding state or local income Tax laws (such assignment and related transactions, a “Like-Kind Exchange”). If either party elects to engage in a Like-Kind Exchange, the party so electing (the “Electing Party”) shall notify the other party of its election in writing no later than five (5) days prior to the Closing, identifying those Purchased Assets that it intends to qualify as part of the Like-Kind Exchange. The Electing Party shall bear its own expenses in connection with any such election to engage in a Like-Kind Exchange. Each of the Seller and the Buyer, as the case may be, shall cooperate fully with the Electing Party, and take any action reasonably requested in writing by the Electing Party, in connection with enabling the transactions to qualify in whole or in part as a Like-Kind Exchange; provided, however, that such actions do not impose any liabilities, including any unreimbursed monetary obligations or costs, on the Seller or the Buyer and does not release the Buyer or the Seller from its obligations under this Agreement, as the case may be, and that the Electing Party shall promptly reimburse the other party for any third-party costs reasonably incurred in connection with such election, including as the result of any subsequent review of such election by any Governmental Body or any attendant Tax consequences.
Section 2.9.Allocation of Purchase Price. The Buyer and the Seller agree that the fair market value of the Purchased Assets will be appraised by Bond & Pecaro or another accounting or appraisal firm mutually agreed upon by the parties (the “Appraisal”). All costs and expenses of the accounting or appraisal firm in preparing the Appraisal shall be borne by the Buyer. Within ninety (90) days of the Closing Date, the Buyer shall deliver to the Seller a copy of the Appraisal and an allocation statement with its proposed allocations of the applicable portions of the Purchase Price in accordance with the Appraisal and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provisions of state, local, or non-U.S. Law, as appropriate). From and after the date hereof and through such 90-day period, the Seller shall cooperate with the Buyer, as and to the extent reasonably requested by the Buyer, in connection with matters relating to the Appraisal and such allocations. If the Seller does not notify the Buyer prior to the close of business on the date that is thirty (30) days after the date of receipt by the Seller of the Appraisal and such allocation statement that it disputes any of the Buyer’s allocations, the allocations set forth in the Buyer’s allocation statement shall be final and binding on the parties and the parties shall complete and timely file any necessary Tax forms, and their respective income Tax Returns, in accordance with such allocations. If the Seller notifies the Buyer within such thirty (30) day period that it disputes any of the Buyer’s allocations, the parties shall negotiate in good faith to finalize such disputed allocation(s) no later than thirty (30) days after the date of receipt by the Buyer of such notice from the Seller. If the Buyer and the Seller are unable to agree on such allocation(s) within such thirty (30) day period, then the parties shall have no further obligation under this Section 2.9, and each party shall make its own determination of such allocation for tax reporting purposes, which determination, for the avoidance of doubt, shall not be binding on the other party.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER
As an inducement to the Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to the Buyer as follows:
Section 3.1.Organization. The Seller is organized, validly existing and in good standing under the laws of its state of incorporation or formation, as applicable. The Seller has the requisite organizational power and authority to operate the Stations as now operated by it, to use the Purchased Assets as now used by it and to carry on the Business as now conducted by it.

Section 3.2.Authority of the Seller.

(a)The Seller has the requisite organizational power and authority to execute and deliver this Agreement and the Ancillary Agreements to be executed and delivered by it pursuant hereto, to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)The execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller (to the extent a party thereto) have been duly authorized and approved by all necessary organizational action on the part of the Seller and do not require any further authorization or consent on the part of the Seller or its Affiliates. This Agreement is, and each other Ancillary Agreement when executed and delivered by the Seller (to the extent a party thereto) will be, a legal, valid and binding agreement of the Seller, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)Except for the FCC Consent and as set forth in Schedule 3.2(c), none of the execution, delivery and performance by the Seller of this Agreement or the Ancillary Agreements, the consummation by the Seller of the transactions contemplated hereby or thereby or compliance by the Seller with or fulfillment by the Seller of the terms, conditions and provisions hereof or thereof will:
(i)conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the Purchased Assets under, (A) the certificate of incorporation, bylaws or other organizational documents of the Seller, (B) any Station Agreement, (C) any Governmental Permit, (D) any Order to which the Seller is a party or any of the Purchased Assets is subject or by which the Seller is bound, or (E) any indenture, note, mortgage, lease, guaranty or material agreement to which the Seller is a party, except, in the case of each of the foregoing clauses (B), (C), (D) or (E), as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect; or
(ii)require the approval, consent, authorization or act of, or the making by the Seller of any declaration, filing or registration with, (A) any third Person under any Station Agreement or (B) any Governmental Body, and except, in any case, as would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 3.3.Financial Statements. Schedule 3.3 contains (a) the unaudited statements of income for the Business by Market for the years ended December 31, 2023 and December 31, 2024, and (b) the unaudited statement of income for the Business by Market for the five-month period ended May 31, 2025. Such statements of income (i) present fairly, in all material respects, the results of operations of the Business by Market for the respective periods covered thereby, and (ii) have been derived from the books and records of the Seller relating to the Business except for the adjustments expressly noted therein.  The financial books and records of the Seller relating to the Business have been properly and accurately maintained in all material respects and have been maintained in accordance with sound business practices.

Section 3.4.Operations Since May 31, 2025.

(a)Except as set forth in Schedule 3.4(a), from and after May 31, 2025, there has been no change in the financial condition or the results of operations of the Business which, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect.
(b)Except as set forth in Schedule 3.4(b), from and after May 31, 2025, through the date of this Agreement, the Business has been conducted in all material respects in the ordinary course.
Section 3.5.No Undisclosed Liabilities. Except as set forth in Schedule 3.5, the Seller is not subject, with respect to the Business, to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which would be required to be disclosed on a balance sheet of the Business prepared in accordance with GAAP, except for liabilities (a) incurred in the ordinary course of business and which, except to the extent constituting Assumed Liabilities pursuant to Section 2.3(a), will constitute Excluded Liabilities, (b) to be performed in the ordinary course of business pursuant to the Station Agreements and other agreements included in the Purchased Assets, or (c) which, individually or in the aggregate, are not material in amount.

Section 3.6.Taxes Except as set forth in Schedule 3.6:

(a)The Seller (i) has filed all income and other material Tax Returns with respect to the Business and the Purchased Assets required to be filed prior to the date hereof and all such Tax Returns were true, correct and complete in all material respects, and (ii) has paid all Taxes reflected on such Tax Returns.
(b)The Seller is in compliance in all material respects with the provisions of the Code relating to the withholding and payment of Taxes with respect to the Business and the Purchased Assets and has, within the time and in the manner prescribed by Law, withheld from employee wages and paid over to the proper Governmental Body all required amounts.
(c)There are no Encumbrances for Taxes on any of the Purchased Assets other than Permitted Encumbrances.
(d)(i) The Seller has not received any written notice from any Governmental Body that any Tax Return relating to the Business or the Purchased Assets is currently under audit or examination by any Governmental Body, and (ii) there are no suits, actions, proceedings or, to the Knowledge of the Seller, investigations pending with respect to any Taxes relating to the Business or the Purchased Assets.
(e)No extension or waiver of statutes of limitations has been given or requested with respect to any Taxes of the Seller in respect of the Business that is currently in effect.

(f)The representations and warranties contained in this Section 3.6 and in Section 3.18(b) are the sole and exclusive representations and warranties of the Seller relating to Taxes.
Section 3.7.Sufficiency and Condition of Assets. Except for the Excluded Assets and the assets and services to be provided pursuant to the Transition Services Agreement, the Purchased Assets constitute all the assets and properties, whether tangible or intangible, whether personal, real or mixed, wherever located, that are reasonably necessary to operate the Stations following the Closing in all material respects as presently operated by the Seller. The buildings, structures, facilities, fixtures and other improvements included in the Purchased Assets (i) are in operating condition and good repair (ordinary wear and tear excepted) and (ii) are available for immediate use in the operations of the Stations as currently conducted.

Section 3.8.Governmental Permits; FCC Matters.

(a)Seller Licensee holds the Seller FCC Authorizations, each of which was validly issued by the FCC and is in full force and effect. Seller Licensee holds or possesses these and all other material registrations, licenses, permits, approvals and regulatory authorizations from a Governmental Body that are reasonably necessary to entitle it to own or lease, operate and use the assets of the Stations and to carry on and conduct the Business substantially as conducted immediately prior to the date of this Agreement (herein collectively called “Governmental Permits”). Schedule 3.8(a) sets forth a list of each of the Seller FCC Authorizations that are material to the operations of the Stations as of the date of this Agreement. The Seller FCC Authorizations constitute all registrations, licenses, franchises, permits, approvals and regulatory authorizations issued by the FCC to Seller Licensee in respect of the Stations and held by Seller Licensee, and constitute all FCC authorizations necessary for the operation of the Stations as of the date of this Agreement.
(b)Seller Licensee has fulfilled and performed its obligations in all material respects under each of the Governmental Permits. Each of the Governmental Permits is valid, subsisting and in full force and effect and has not been revoked, suspended, canceled, rescinded or terminated. To the Knowledge of the Seller, no Governmental Body has threatened in writing to revoke, suspend, cancel rescind or terminate, or commence any action to revoke, suspend, cancel rescind or terminate, any material Governmental Permit.
(c)Each of the Stations is being operated in accordance with the Seller FCC Authorizations and in compliance in all material respects with the Communications Act and all other Laws applicable to the Stations, including, with respect to all towers and antennas used in connection with the Business, all applicable rules, regulations and requirements of the Federal Aviation Administration. Except as disclosed in Schedule 3.8(c), there are no applications pending before the FCC relating to any of the Stations and there is not (i) pending, or, to the Knowledge of the Seller, threatened, any material action or legal proceeding, other than actions or proceedings affecting broadcast television stations generally, by or before the FCC to revoke, suspend, cancel, rescind, terminate, materially adversely modify or refuse to renew in the ordinary course any Seller FCC Authorization (other than, in the case of modifications, proceedings to amend the FCC rules of general applicability), or (ii) issued or outstanding, by or before the FCC, any (A) order to show cause, (B) notice of violation, (C) notice of apparent liability or (D) order of forfeiture, in each case, against the Stations or Seller Licensee with respect to the Stations that has resulted or would reasonably be expected to result in any action described in the foregoing clause (i) with respect to such Seller FCC Authorizations. Except as set forth in Schedule 3.8(c), neither Seller Licensee nor any Station has entered into a consent decree applicable to any Station, or entered into a tolling agreement or waived any statute of limitations relating to any Station pursuant to which the FCC may assess any fine or forfeiture or take any other action with respect to any FCC investigation or proceeding, that would be binding on the Buyer and any Station as of and after the Closing Date. The Seller FCC Authorizations have been issued by the FCC for full terms customarily issued by the FCC for each class of Station, and the Seller FCC Authorizations are not subject to any condition except for those conditions appearing on the face of the Seller FCC Authorizations and conditions applicable to broadcast licenses generally. Seller Licensee has (i) paid or caused to be paid all FCC regulatory fees due and payable by it in respect of the Stations, and (ii) timely filed all material registrations and reports required to have been filed by it with the FCC relating to the Seller FCC Authorizations. This Section 3.8 does not relate to Governmental Permits for environmental, health and safety matters, which are the subject solely of Section 3.19.
Section 3.9.Real Property; Real Property Leases.

(a)Schedule 3.9(a) contains a brief description of all real property owned by the Seller exclusively for use in or necessary for the operation of the Business (the “Owned Real Property”). With respect to each parcel of Owned Real Property:
(i)the Seller has good and valid fee simple title (free and clear of any Encumbrances other than Permitted Encumbrances) to the Owned Real Property;
(ii)except as set forth in Schedule 3.9(a)(ii), the Seller has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and
(iii)to the Knowledge of the Seller, there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.
(b)Schedule 3.9(b) sets forth a list of each lease or similar contract or agreement under which the Seller is a lessee of, or occupies, exclusively for use in the Business, any real property owned by any third Person (each such lease, contract or agreement, a “Real Property Lease,” and the property leased under the Real Property Leases is referred to herein as “Leased Real Property” and together with the Owned Real Property, as the “Real Property”). Seller has a valid leasehold interest in, sub leasehold interest in, or other occupancy right with respect to, the Leased Real Property. With respect to each Real Property Lease:
(i)except as set forth in Schedule 3.9(b)(i), the Seller has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and
(ii)the Seller has not pledged, mortgaged or otherwise granted an Encumbrance (other than Permitted Encumbrances) on its leasehold interest in any Leased Real Property.

(c)To the Knowledge of the Seller, neither the whole nor any part of the Owned Real Property nor any Leased Real Property is subject to any pending or threatened suit for condemnation or other taking by any public authority. The Seller’s use and occupancy of the Real Property complies in all material respects with all regulations, codes, ordinances and statutes of all applicable Governmental Bodies.
Section 3.10.Intellectual Property.

(a)Schedule 3.10(a) contains a list of all patents and patent applications, trademark, service mark and copyright registrations and applications for registration, social media accounts, mobile apps, Websites and Internet domain name registrations, in each case, that are included in the Purchased Intellectual Property. To the Knowledge of the Seller, (i) each registration included in the Purchased Intellectual Property is valid and enforceable and (ii) each registration and pending application included in the Purchased Intellectual Property is subsisting.
(b)To the Knowledge of the Seller, the Business is not infringing, misappropriating or otherwise violating any Intellectual Property owned by any third party in any material respect. The Buyer acknowledges that the representations and warranties set forth in this Section 3.10(b) are the only representations and warranties the Seller makes in this Agreement with respect to any activity that constitutes, or otherwise with respect to, infringement, misappropriation or other violation of Intellectual Property.
(c)As of the date hereof, there are no actions, suits or proceedings by or before any court or any Governmental Body which are pending or, to the Knowledge of the Seller, threatened in writing regarding or disputing the ownership, registrability or enforceability, or use by the Seller, of any Purchased Intellectual Property, other than the review of pending patent and trademark applications by applicable Governmental Bodies. The Seller is not a party to any outstanding Order that restricts, in any material respect, the use or ownership of any Purchased Intellectual Property.
Section 3.11.Title to Tangible Personal Property. The Seller has good and valid title to or a valid leasehold or license interest in all of the Tangible Personal Property free and clear of all Encumbrances, except for Permitted Encumbrances.

Section 3.12.Employees. Schedule 3.12 contains: (a) a list of all full-time, part-time and per diem employees of the Seller as of June 1, 2025 whose employment relates exclusively to the Business; and (b) the following information as of the date hereof with respect to each such employee: (i) job title, (ii) date of hire, (iii) rate of compensation, including annual base salary or hourly wage rate (as applicable) and bonus opportunity, (iv) principal work location and employing entity, (v) leave status, and (vi) status as per diem, full-time or part-time. One (1) week prior to the Closing Date, the Seller will deliver to the Buyer an updated Schedule 3.12 containing the foregoing information as of a then-recent date, which shall include Employees hired following the date of this Agreement.

Section 3.13.Employee Relations.

(a)The Seller is not a party to any labor agreement or collective bargaining agreement in respect of the Stations or covering any Employee.
(b)Except as disclosed on Schedule 3.13, no charge, suit or legal action against the Seller in respect of the Stations relating to Laws concerning employment, employees and/or the workplace is pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board, any state labor relations board or any court, tribunal or other Governmental Body. As of the date hereof, there is no strike or other material labor dispute pending or, to the Knowledge of the Seller, threatened in respect of the Stations.
Section 3.14.Contracts. Except as set forth in Schedule 3.14, Schedule 3.9(b) or Schedule 5.6, as of the date hereof, the Seller is not party to or bound by:
(a)any contract for the purchase, sale, license or lease of assets used or to be used in the Business under which it would reasonably be expected that the Business would make annual payments of [REDACTED] or more during any twelve (12) month period or the remaining term of such contract;
(b)any programming, film or syndication agreement relating to the Business under which it would reasonably be expected that the Business would make annual payments of [REDACTED] or more during any twelve (12) month period or the remaining term of such contract;
(c)any retransmission consent agreement with any MVPDs with more than [REDACTED] paid subscribers with respect to any Station or Stations;
(d)any contract or agreement that is a “local marketing agreement”, time brokerage agreement, joint sales agreement, shared services agreement, management services agreement, local news sharing agreement or similar contract applicable to the Business;
(e)any partnership, joint venture or other similar contract or agreement applicable to the Business;
(f)any affiliation agreement applicable to the Business;
(g)any contract or agreement for capital expenditures with respect to the Business for an amount in excess of [REDACTED] during any twelve (12) month period or the remaining term of such contract;
(h)any contract with on-air talent or any Employment Agreement that involves a commitment for annual consideration in excess of [REDACTED];
(i)any Real Property Lease;
(j)any national sales representation agreement applicable to the Business;
(k)all agreements regarding any Station’s ATSC 3.0 transition;
(l)any contract that limits or restricts the Business from (i) engaging in any business, (ii) competing with any Person, or (iii) owning, operating, selling, transferring, pledging or otherwise disposing of the Purchased Assets (excluding, for purposes of this clause (iii), non-assignment provisions of contracts);
(m)any contract granting to any Person (i) an option or a first refusal, first-offer or similar preferential right to purchase or acquire any of the Purchased Assets or (ii) pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customers of the Business, including any contract relating to the Business which contains a “most favored nation” provision, in each case, that would be material to the Business or any Station; or
(n)any contract (other than any contract of the type described in clauses (a) through (m) above) that is applicable to the Business that is not terminable by the Seller without penalty on ninety (90) days’ notice or less and which is reasonably expected to involve the payment by the Seller after the date hereof of more than [REDACTED] during any twelve (12) month period or the remaining term of such contract.
Section 3.15.Status of Contracts. Except as set forth in Schedule 3.15, each of the leases, contracts and other agreements required to be listed in Schedule 3.9(b) or Schedule 3.14 (collectively, the “Station Agreements”) constitutes a valid and binding obligation of the Seller and, to the Knowledge of the Seller, the other parties thereto, and is in full force and effect (in each case, subject to bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Seller is not in breach in any material respect of, or default in any material respect under, any Station Agreement and, to the Knowledge of the Seller, (i) no other party to any Station Agreement is in breach in any material respect of, or default in any material respect under, any Station Agreement, and (ii) no event has occurred which would result in such a breach of, or default under, any Station Agreement (in each case, with or without notice or lapse of time or both). True and complete copies of each of the Station Agreements, together with all amendments thereto, have heretofore been made available to the Buyer by the Seller.

Section 3.16.No Violation, Litigation or Regulatory Action. Except as set forth in Schedule 3.16:
(a)The Seller is in compliance in all material respects with all Laws and Orders applicable to the Purchased Assets, the Stations or the Business; and
(b)Since January 1, 2023 and through the date of this Agreement, the Seller has not received any written notice of violation of any applicable Laws; and
(c)As of the date hereof, there are no material actions, suits or proceedings by or before any court or other Governmental Body which are pending or, to the Knowledge of the Seller, threatened in writing against Seller, in respect of the Purchased Assets, any Station or the Business.
Section 3.17.Insurance. The Seller maintains, in respect of the Purchased Assets, the Stations and the Business, policies of fire and extended coverage and casualty, liability and other forms of insurance in such amounts and against such risks and losses as are in the judgment of the Seller prudent for the Business. Except as set forth in Schedule 3.17 with respect to the Business, (i)

there is no outstanding claim as of the date hereof under any such insurance policy and (ii) Seller is not in default in any material respect under any such insurance policy.

Section 3.18.Employee Plans; ERISA.
(a)Schedule 3.18(a) sets forth a list of each Employee Plan in effect as of the date of this Agreement.
(b)All Employee Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws and the applicable rules and regulations promulgated thereunder.
(c)Except as set forth in Schedule 3.18(c), neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, either alone or in combination with another event (whether contingent or otherwise), will (i) entitle any current or former Employee to any payment or benefit; (ii) increase the amount of compensation or benefits due to any Employee; or (iii) accelerate the vesting, funding or time of payment of any compensation, equity award or other benefit with respect to any Employee.
Section 3.19.Environmental Protection.

(a)Except as set forth in Schedule 3.19:
(i)The Business is in compliance in all material respects with all Environmental Laws;
(ii)The Seller has, in respect of the Business, obtained all Governmental Permits required under Environmental Law necessary for its operation. The Seller is in compliance in all material respects with all terms and conditions of such Governmental Permits;
(iii)The Seller is not, with respect to the Business, the subject of any pending or, to the Knowledge of the Seller, threatened in writing, action, claim, complaint, investigation or notice of noncompliance or potential responsibility or other proceedings alleging any failure of the Business to comply with, or liability of the Business under, any Environmental Law; and
(iv)To the Knowledge of the Seller, there has been no Release of Hazardous Materials at, under, about or from any Real Property reasonably expected to (A) require the Seller to conduct any investigation, remediation or other response action under any Environmental Law or (B) otherwise result in Losses.
(b)To the Knowledge of the Seller, the Seller has no Environmental Liabilities that would reasonably be expected to have a Material Adverse Effect. As used herein, “Environmental Liabilities” are any claims, demands, or liabilities relating to Environmental Law which (i) arise out of or in any way relate to the operations or activities of any of the Stations, or any real property at any time owned, operated or leased by the Seller with respect to the Business, whether contingent or fixed, actual or potential, and (ii) arise from or relate to actions occurring (including any failure to act) or conditions existing on or before the Closing Date.

(c)The representations and warranties contained in this Section 3.19 are the sole and exclusive representations and warranties relating to Environmental Law or Hazardous Materials.
Section 3.20.No Finder. The Seller is not obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement for which the Buyer may become liable.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER
As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, the Buyer represents and warrants to the Seller as follows:
Section 4.1.Organization. The Buyer is organized, validly existing and in good standing under the laws of the state of its organization. The Buyer has the requisite organizational power and authority to own, lease and operate the properties and assets used in connection with its business as currently being conducted or to be acquired pursuant hereto.

Section 4.2.Authority of the Buyer.

(a)The Buyer has the requisite organizational power and authority to execute and deliver this Agreement and all of the other agreements and instruments to be executed and delivered by the Buyer pursuant hereto (collectively, the “Buyer Ancillary Agreements”), to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.
(b)The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by the Buyer have been duly authorized and approved by all necessary organizational action on the part of the Buyer and its Affiliates and do not require any further authorization or consent on the part of the Buyer or any of its Affiliates. This Agreement is, and each other Buyer Ancillary Agreement when executed and delivered by the Buyer or any of its Affiliates and the other parties thereto will be, a legal, valid and binding agreement of the Buyer or such Affiliates party thereto, enforceable in accordance with its respective terms, except in each case as such enforceability may be limited by bankruptcy, moratorium, insolvency, reorganization or other similar laws affecting or limiting the enforcement of creditors’ rights generally and except as such enforceability is subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
(c)Except for the FCC Consent and as set forth in Schedule 4.2, none of the execution, delivery and performance by the Buyer of this Agreement, or by the Buyer or any of its Affiliates, as applicable, of the Buyer Ancillary Agreements to which it is a party, the consummation by the Buyer or its Affiliates, as applicable, of the transactions contemplated hereby or thereby or compliance by the Buyer or any of its Affiliates, as applicable, with or fulfillment by the Buyer or its Affiliates, as applicable, of the terms, conditions and provisions hereof or thereof will:

(i)conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any assets of the Buyer under, (A) the certificate of incorporation, bylaws or other organizational documents of the Buyer, or (B) any indenture, note, mortgage, lease, guaranty or material agreement, or any Order, to which the Buyer or any of its Affiliates is a party; or
(ii)require the approval, consent, authorization or act of, or the making by the Buyer or any of its Affiliates of any declaration, filing or registration with, any third Person (including any Governmental Body), except, in any case, as would not, individually or in the aggregate, be reasonably likely to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 4.3.Litigation. None of the Buyer or any of its Affiliates is a party to any action, suit or proceeding pending or, to the knowledge of the Buyer, threatened which, if adversely determined, would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement. There is no Order to which the Buyer or any of its Affiliates is subject which would reasonably be expected to restrict the ability of the Buyer to consummate promptly the transactions contemplated by this Agreement.

Section 4.4.No Finder. None of the Buyer or any of its Affiliates, or any party acting on any of their behalf, has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.5.Qualifications as FCC Licensee. Subject to the FCC’s approval of the Compliance Showing, the Buyer is legally, financially and otherwise qualified to be the licensee of, and to acquire, own, operate and control, the Stations under the Communications Act, including the provisions relating to media ownership and attribution, foreign ownership and control, and character qualifications. Subject to the FCC’s approval of the Compliance Showing, to Buyer’s knowledge, there are no facts or circumstances regarding the Buyer’s qualifications that would, under the Communications Act or any other applicable Laws, (i) disqualify the Buyer as the assignee of the Seller FCC Authorizations with respect to the Stations or as the owner and operator of the Stations, (ii) materially delay the FCC’s processing of the FCC Applications, or (iii) cause the FCC to impose a material condition or conditions on its granting of the FCC Consent, other than those of general applicability. Other than the FCC’s approval of the Compliance Showing, no waiver of or exemption from, whether temporary or permanent, any provision of the Communications Act, or any divestiture or other disposition by the Buyer or any of its Affiliates of any asset or property, is required to be obtained or effected by the Buyer in order for Buyer to hold the Seller FCC Authorizations under the Communications Act.

Section 4.6.Solvency. The Buyer is Solvent as of the date of this Agreement and will, immediately after giving effect to all of the transactions contemplated by this Agreement, be Solvent at and after the Closing Date.

Section 4.7.Transaction Value. In accordance with the HSR Act and its rules and regulations, the Buyer has determined in good faith the fair market value of the Purchased Assets and determined that their value is less than the HSR Act’s $126.4 million size-of-transaction threshold for 2025.

ARTICLE V

ACTION PRIOR TO THE CLOSING DATE
The respective parties hereto covenant and agree to take the following actions between the date hereof and the Closing Date:
Section 5.1.Access to the Business. The Seller shall afford to the officers and authorized representatives of the Buyer and its Affiliates (including independent public accountants, attorneys and consultants) reasonable access during normal business hours, and upon reasonable prior notice, to the offices, properties, employees and business and financial records of the Business and the Purchased Assets, including the right to inspect such properties and make copies of such business and financial records, and shall furnish to the Buyer, its Affiliates, or their respective authorized representatives such additional information concerning the Business and the Purchased Assets as shall be reasonably requested; provided, however, that the Seller shall not be required to violate any obligation of confidentiality or other obligation under applicable Law to which the Seller is subject in discharging their obligations pursuant to this Section 5.1. The Buyer agrees that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the Business or the Seller. Prior to the Closing, the Seller shall provide the Buyer with the statements of income of the Business by Market for any calendar quarterly period ended within 45 days following the end of such quarterly period and for any calendar annual period within 75 days following the end of such annual period. Notwithstanding the foregoing, the Seller shall not be required to (i) take any action which would constitute a waiver of attorney-client or other privilege or would compromise the confidential information of the Seller not related to the Business, (ii) supply the Buyer with any information which, in the reasonable judgment of the Seller, the Seller is under a contractual or legal obligation not to supply or (iii) except pursuant to Section 6.7 and subject to the terms thereof, permit the Buyer or any of its Affiliates to conduct any sampling of soil, water, sediment or building material. Any information disclosed to the Buyer by the Seller under this Section 5.1 shall be held in accordance with the Mutual Non-Disclosure Agreement, dated as of [REDACTED] (the “Confidentiality Agreement”), by and among the Seller and Scripps.

Section 5.2.Notification of Certain Matters.

(a)The Buyer, on the one hand, and the Seller, on the other hand, shall promptly notify the other upon becoming aware of any material breach of any representation or warranty of such party contained in this Agreement.
(b)Each party shall promptly notify the other of any action, suit or proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement. The Seller shall promptly notify the Buyer, and the Buyer shall promptly notify the Seller, of any lawsuit, claim, proceeding or investigation that may be threatened, brought, asserted or commenced against the other which would have been listed in Schedule 3.16 or would be an exception to Section 4.3 if such lawsuit, claim, proceeding or investigation had arisen prior to the date hereof.
Section 5.3.FCC Consent; Other Consents and Approvals.

(a)As promptly as practicable after the date hereof, but in any event no later than ten (10) Business Days hereafter, the Buyer and its Affiliates, as applicable, shall file, and the Seller and Seller Licensee shall file, with the FCC the necessary applications requesting its consent to the Assignment of the Seller FCC Authorizations to the Buyer, as contemplated by this Agreement (the “FCC Applications”). The Seller shall and the Buyer shall, or shall cause its Affiliates to, cooperate in the preparation of such applications and will diligently take, or cooperate in the taking of, all commercially reasonable steps, to provide any additional information required by the FCC, and shall use reasonable best efforts to obtain promptly the FCC Consent. The Seller, on the one hand, and the Buyer, on the other hand, shall bear the cost of FCC filing fees relating to the FCC Applications equally. The Buyer and the Seller shall oppose any petitions to deny or other objections filed with respect to the FCC Applications to the extent such petition or objection relates to any such party or its Affiliates. Neither the Seller nor the Buyer shall, and each shall cause its Affiliates not to, take any intentional action that would, or intentionally fail to take such action the failure of which to take would, reasonably be expected to have the effect of preventing or materially delaying the receipt of the FCC Consent. The parties agree that they will cooperate to amend the FCC Applications as may be necessary or required to obtain the timely grant of the FCC Consent. As may reasonably be necessary to facilitate the grant of the FCC Consent, in the event that in order to obtain the FCC Consent in an expeditious manner, it is necessary for the Seller or any of its Affiliates to enter into a customary assignment, assumption, tolling, or other similar arrangement with the FCC to resolve any complaints with the FCC relating to the Stations, the Seller shall enter, or cause its Affiliates, as applicable, to enter, into such a customary assignment, assumption, tolling or other arrangement with the FCC. If the Closing Date shall not have occurred for any reason within the original effective period of the FCC Consent, and neither party hereto shall have terminated this Agreement pursuant to Section 10.1, the Seller and the Buyer shall jointly request extensions of the effective period of the FCC Consent until the Closing Date occurs or this Agreement is otherwise terminated; provided, however, no such extension of the FCC Consent shall limit the right of either party hereto to exercise such party’s rights under Section 10.1. The Buyer and the Seller acknowledge that under the rules and policies announced by the FCC as of the date of this Agreement, the FCC’s local television ownership rule requires the parties to submit a showing demonstrating compliance with the FCC’s local television ownership rule (the “Compliance Showing”). The Buyer and the Seller shall cooperate fully in the preparation of the Compliance Showing and shall promptly respond to requests from the FCC to provide information concerning the Compliance Showing or the FCC Applications.
(b)[Intentionally Omitted.]
(c)Subject to the terms and conditions herein, the Seller and the Buyer shall use their respective reasonable best efforts to consummate and make effective the transactions contemplated hereby and to cause the conditions set forth in Article VII and Article VIII to be satisfied as promptly as reasonably practicable after the date hereof, including (i) using their respective reasonable best efforts to obtain all necessary consents, approvals, waivers and authorizations of, actions or nonactions by, and making of all required filings and submissions with, any Governmental Body or any other third party required by such party in connection with the transactions contemplated by this Agreement or the Other Purchase Agreement, including any approval by the DOJ of the sale of the Stations to Buyer pursuant to this Agreement required by applicable Law as well as any other consents under any Antitrust Laws or communications or broadcast Laws that may be required by any U.S. federal, state or local antitrust or competition Governmental Body, or by the FCC or similar Governmental Body, in each case with competent jurisdiction, (ii) cooperating with each other in (A) determining which filings are required to be made prior to the Closing with, and which consents, approvals, permits, notices or authorizations are required to be obtained prior to Closing from, Governmental Bodies or other third parties in connection with the execution and delivery of this Agreement and related agreements, and consummation of the transactions contemplated hereby and thereby and (B) timely making all necessary filings and timely seeking all consents, approvals, permits, notices or authorizations, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Body vacated or reversed and (iv) taking, or causing to be taken all other reasonable actions and doing, or causing to be done, and cooperating with each other in order to do, all other things reasonably necessary or appropriate to consummate the transactions contemplated hereby as soon as practicable. Each party hereto agrees not to, and shall cause its Affiliates not to, take any action that would reasonably be expected to materially delay, materially impede or prevent receipt of the Governmental Consents. Notwithstanding any provision in this Agreement, this Section 5.3(c) shall not be deemed to require the Buyer, the Seller or any Affiliate of the Buyer or the Seller to divest or agree to divest any station, assets or other interests other than any stations, assets or other interests acquired after the date hereof in a Market in which any Station operates.
(d)The Seller and the Buyer shall, and shall cause their Affiliates to, reasonably cooperate with each other, to obtain all consents and amendments from the parties to the Station Agreements which are required by the terms thereof or this Agreement for the consummation of the transactions contemplated by this Agreement; provided, however, that neither the Seller, the Buyer, nor any of their respective Affiliates shall have any obligation to offer or pay any consideration in order to obtain any such consents or amendments, including any obligation to amend, modify or otherwise alter the terms of any contract or agreement with any such party that is not included in the Purchased Assets or, insofar as any Multi-Station Contract relates to Other Seller Stations, the terms thereof relating to Other Seller Stations; and provided, further, that the parties acknowledge and agree that such third party consents and amendments are not conditions to Closing, except for the third party consents applicable to the Stations set forth on Schedule 5.3(d) (the “Required Consents”).
Section 5.4.Operations of the Stations Prior to the Closing Date.

(a)Prior to the Closing Date, except as approved by the Buyer (which approval shall not be unreasonably withheld, delayed or conditioned), the Seller shall, and shall cause its Affiliates to, operate and carry on the Business in all material respects in the ordinary course of the Business, and to the extent consistent therewith use its commercially reasonable efforts to (i) continue to promote and conduct advertising on behalf of the Stations at levels substantially consistent with past practice, (ii) keep and maintain the Purchased Assets in good operating condition and repair (wear and tear in ordinary usage excepted), (iii) maintain the business organization of the Stations intact, (iv) preserve the goodwill of the suppliers, contractors, licensors, employees, customers, distributors and others having business relations with the Business, and (v) maintain current staffing levels in each Market.
(b)Without limiting Section 5.4(a) and subject to Section 6.3 regarding control of the Stations, except (w) as expressly contemplated by this Agreement, (x) as set forth in Schedule 5.4(b), (y) as required by applicable Laws or by any Governmental Body of competent jurisdiction, or (z) with the prior written consent of the Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), the Seller shall not, and shall cause each of its Affiliates not to, in respect of the Stations:
(i)except as permitted under subsection (vii) of this Section 5.4(b), enter into any contract or commitment that would be binding on the Buyer after the Closing Date and that involves the payment or potential payment of more than [REDACTED] per annum or that would otherwise have to be listed on Schedule 3.14 if such contract had been entered into prior to the date of this Agreement;
(ii)other than those capital expenditures listed in Schedule 5.4(b)(ii), make or authorize any new capital expenditures, other than capital expenditures to address exigent circumstances that do not exceed [REDACTED] individually or in the aggregate;
(iii)sell, lease (as lessor), transfer or otherwise dispose of or mortgage or pledge, or impose or suffer to be imposed any Encumbrance on, any of the Purchased Assets, other than the sale, lease (as lessor), transfer or other disposal of property in the ordinary course of the Business that is either obsolete or unnecessary for the continued operation of the Stations as currently operated or pursuant to existing contracts or commitments, and other than Permitted Encumbrances;
(iv)fail to maintain in full force and effect in accordance with their respective terms and conditions, any of the material Seller FCC Authorizations, or to not take or fail to take any action that could reasonably be expected to cause the FCC or any other Governmental Body to institute proceedings for the suspension, revocation or adverse modification of any of the material Seller FCC Authorizations in any material respect;
(v)other than in the ordinary course of the Business, enter into any new, or materially modify the terms of any existing, Employment Agreement with any Employee whose annual compensation would exceed [REDACTED] after giving effect to such action;
(vi)in respect of the Business, materially change any accounting period or change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, in each case, in effect on the date hereof, except as required by changes in applicable Law;
(vii)materially increase the annual cash compensation of the Employees, other than increases in compensation in accordance with normal compensation practices and consistent with past compensation practices after giving effect to any such increase and it being agreed that the granting of annual cash incentive bonus awards for periods prior to the Closing in the ordinary course shall not constitute an increase in compensation for purposes hereof; or
(viii)agree or commit to do any of the foregoing.
Section 5.5.Public Announcement. Neither the Seller, Buyer nor any of their Affiliates shall, without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by Laws or by the rules, regulations or policies of any national securities exchange or association. The Seller acknowledges that the parent of the Buyer is so obligated to announce publicly the transactions contemplated hereby.

Section 5.6.Multi-Station Contracts. Schedule 5.6 contains a list as of the date hereof of contracts and agreements used in the Business as to which one or more television stations of the Seller other than the Stations (the “Other Seller Stations”) is party to, or has rights or obligations thereunder (any such contract or agreement, a “Multi-Station Contract”). The rights and obligations under the Multi-Station Contracts that are to be assigned to and assumed by the Buyer (and included in the Purchased Assets and Assumed Liabilities, as the case may be) shall include only those rights and obligations applicable to the Stations under those Multi-Station Contracts that are the Included Multi-Station Contracts (such rights, the “Assigned Multi-Station Contract Rights”, and such obligations, the “Assumed Multi-Station Contract Obligations”). Neither the rights and obligations applicable to the Other Seller Stations under the Included Multi-Station Contracts nor any of the rights and obligations under the Excluded Multi-Station Contracts, including those applicable to the Stations, shall be assigned to or assumed by the Buyer (such rights, the “Retained Multi-Station Contract Rights”, shall be Excluded Assets and such obligations, the “Retained Multi-Station Contract Obligations”, shall be Excluded Liabilities, as applicable). For purposes of determining the scope of the rights and obligations under the Included Multi-Station Contracts, the rights and obligations under each Included Multi-Station Contract shall be equitably allocated among (1) the Stations, on the one hand, and (2) the Other Seller Stations, on the other hand, in accordance with the following equitable allocation principles:

(a)any allocation set forth in the Included Multi-Station Contract shall control; or
(b)if there is no allocation in the Included Multi-Station Contract as described in clause (a) hereof, then the reasonable accommodation determined by mutual good faith agreement of the Seller and the Buyer shall control based, to the extent possible, on the quantifiable proportionate benefit to be received by the parties after Closing.
Subject to any applicable third-party consents, such allocation and assignment with respect to each Included Multi-Station Contract shall be effectuated, as mutually agreed by the Seller and the Buyer, by termination of such Included Multi-Station Contract in its entirety with respect to the Stations and the execution of a new contract with respect to the Stations or by an assignment to and assumption by the Buyer of the rights and obligations related to the Stations under such Included Multi-Station Contract. The parties shall use commercially reasonable efforts to obtain any such new contracts or assignments to, and assumptions by, the Buyer in accordance with this Section 5.6; provided, that, completion of documentation of any such allocation under this Section 5.6 is not a condition to Closing.
Section 5.7.Inspection of Owned Towers. Within ninety (90) days from the date of this Agreement, the Buyer shall have the right, at its sole cost and expense, to inspect, and to engage the tower inspection service as has been mutually agreed between the Buyer and the Seller to inspect and conduct structural analyses with respect to, any Owned Tower; provided, that such inspection or analysis shall be conducted only (a) during regular business hours, (b) with no less than two (2) Business Days prior written notice to the Seller, and (c) in a manner which will not unduly interfere with the operation of the applicable Station or the use of access to or egress from the applicable Owned Tower.  To the extent that the results of any such inspection or analysis identify (i) structural or other material defects with respect to any Owned Tower or (ii) non-compliance by Seller with any Law that is applicable to any Owned Tower in respect of any Owned Tower (including the requirements of the FCC and the Federal Aviation Administration), then the Buyer shall notify the Seller thereof promptly following any such inspection or analysis (which notice, for the sake of clarification but without limitation of such obligation to provide prompt notice, shall be provided prior to the Closing) and such notice shall include an estimate of any investigation, monitoring and/or remedial costs that Buyer may reasonably determine are necessary to remedy or monitor such defect or non-compliance (collectively, the “Tower Remedial Costs”), together with supporting documentation and detail (including all information used or relied on by the Buyer in the preparation of such estimate of the Tower Remedial Costs to enable the Seller to evaluate the accuracy thereof), and if such notice sets forth Tower Remedial Costs to be paid after Closing in excess of [REDACTED], then the amount of such excess shall be recoverable under Section 9.1(v) (such excess, the “Tower Indemnity”), provided that the Seller shall have the right to dispute the results of any such inspection or analysis and the amount of the Tower Remedial Costs. Notwithstanding anything herein to the contrary, (A) if such notice sets forth Tower Remedial Costs in excess of [REDACTED], then each party shall have the right to terminate this Agreement upon written notice to the other party and (B) the Tower Indemnity shall be the Buyer’s sole remedy following the Closing related to the condition of any Owned Tower.

ARTICLE VI

ADDITIONAL AGREEMENTS
Section 6.1.Taxes.

(a)The Seller shall prepare and timely file or shall cause to be prepared and timely filed each Tax Return for Prorated Taxes that is due on or before the Closing. The Buyer shall pay to the Seller promptly upon demand at or after the Closing the amount of any Taxes paid by the Seller to the extent constituting an Assumed Liability. The Buyer shall prepare and timely file or shall cause to be prepared and timely filed each Tax Return for Prorated Taxes that is due on or after the Closing Date. The Seller shall pay to the Buyer promptly upon demand the amount of any Taxes shown as due thereon to the extent constituting an Excluded Liability.
(b)In the case of any Prorated Taxes for any Straddle Period, the portion of such Prorated Taxes that is allocable to the portion of such Straddle Period ending on the Closing Date and that constitutes an Excluded Liability shall be deemed to equal the amount of such Taxes for the entire Straddle Period multiplied by a fraction the numerator of which is the number of calendar days in the portion of the Straddle Period ending at the end of the day immediately preceding the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period, and the remaining portion of such Prorated Taxes shall be allocable to the portion of such Straddle Period beginning on the Closing Date and shall constitute an Assumed Liability.
(c)The Seller and the Buyer shall (i) provide assistance to each other as reasonably requested in preparing and filing Tax Returns with respect to the Business and the Purchased Assets; (ii) make available to each other as reasonably requested all information, records, and documents relating to Taxes concerning the Business or the Purchased Assets; (iii) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by any other party of any Tax Return, or for any audit relating to Taxes with respect to the Business or the Purchased Assets; and (iv) cooperate fully, as and to the extent reasonably requested by any other party, in connection with any audit with respect to Taxes relating to the Business or the Purchased Assets.
(d)Any Transfer Taxes shall be borne equally by the Buyer and the Seller. The Buyer, with the Seller’s cooperation, shall be responsible for the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any Transfer Taxes.
Section 6.2.Employees; Employee Benefit Plans.

(a)Employment. As of or before the Closing, except as set forth on Schedule 6.2(a), the Buyer or any of its Affiliates shall offer employment to each Employee who (i) is not then on authorized leave of absence, sick leave, short or long term disability leave, military leave or layoff with recall rights (“Active Employees”); or (ii) is then on authorized leave of absence, sick leave, short-term disability leave, military leave or layoff with recall rights and who returns to active employment immediately following such absence and within six (6) months of the Closing Date, or such later date as required under applicable Laws (“Inactive Employees”). For the purposes hereof, all Active Employees and Inactive Employees who accept an offer of employment from the Buyer or any of its Affiliates and commence employment on the applicable Employment Commencement Date are hereinafter referred to collectively as the “Transferred Employees,” and the “Employment Commencement Date” as referred to herein shall mean (x) as to those Transferred Employees who are Active Employees, the Closing Date, and (y)  those Transferred Employees who are Inactive Employees, the date on which the Transferred Employee begins employment with the Buyer or any of its Affiliates. The Buyer shall, or shall cause its applicable Affiliates to, employ at-will those Transferred Employees who do not have Employment Agreements with the Seller and provide cash compensation (consisting of base salary, and, as applicable, cash commission rate and annual cash bonus opportunity), benefits and severance benefits substantially the same as similarly situated employees of the Buyer or its applicable Affiliate (in each case, excluding, for clarity, equity, equity-based or other long-term incentives and defined benefit pension benefits). The initial terms and conditions of employment for those Transferred Employees who have Employment Agreements with the Seller shall be as set forth in such Employment Agreements, which shall, to the extent permitted under the applicable agreements, be assigned to and assumed by the Buyer.

(b)Service Credit. For purposes of determining eligibility to participate, vesting and benefit accrual (other than benefit accrual under a defined benefit pension plan and the Buyer’s discretionary match under Buyer’s 401(k) Plan) under any plan maintained by the Buyer or any of its Affiliates in which Transferred Employees are eligible to participate following the Closing, the Buyer shall, and shall cause its Affiliates to, recognize or cause to be recognized for purposes of eligibility, waiting periods, vesting and benefit accruals each Transferred Employee’s service with the Seller, and with any predecessor employer, to the same extent recognized by the Seller as service with the Buyer or any of its applicable Affiliates to the same extent such service was recognized immediately prior to the Closing, except that such service need not be recognized to the extent such recognition would result in the duplication of benefits for the same period of service.
(c)401(k) Plan. Effective as of the Closing Date or the payroll period ending immediately after the Closing Date, the Seller shall have contributed to the existing tax-qualified defined contribution plan established or designated by the Seller (“Seller’s 401(k) Plan”) all matching or other employer contributions, if any, with respect to the Transferred Employees’ employment service rendered prior to the Closing Date (irrespective of any end-of-year service requirements otherwise applicable to such contributions) and cause the matching and other employer contribution amounts of all Transferred Employees under the Seller’s 401(k) Plan to become fully vested as of the Closing Date. Following the Closing Date, the Seller shall take all actions necessary or appropriate to ensure that under the terms of the Seller’s 401(k) Plan, each Transferred Employee with an account balance is eligible to receive a distribution as a result of the Closing. From and after the Closing, the Buyer shall permit each Transferred Employee who participates in Seller’s 401(k) Plan to elect to make direct rollovers of their account balances (including any outstanding loan balances) into a tax-qualified defined contribution plan established or designated by the Buyer or any of its applicable Affiliates (“Buyer’s 401(k) Plan”) as of the Closing (or as soon as practicable thereafter when Buyer’s 401(k) Plan is capable of accepting such rollovers), subject to compliance with applicable Law and subject to the reasonable requirements of Buyer’s 401(k) Plan. Such rollovers will be permitted by the Buyer of its applicable Affiliate only if they consist of the total account balance of the Transferred Employee. Further, only rollovers of cash and outstanding loans may be transferred to Buyer’s 401(k) Plan; and provided, further, that with respect to any loan balance transferred, subject to applicable Law and any required consent of individuals, any such loans may be reamortized to reflect any differences in payroll periods.
(d)Welfare Plans. The Seller shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits for each Transferred Employee with respect to claims incurred under the terms of the Employee Plans by such Employees and their covered dependents prior to the Employment Commencement Date. Expenses and benefits with respect to claims incurred by Transferred Employees and their covered dependents on or after the Employment Commencement Date shall be the responsibility of the Buyer and its Affiliates. With respect to any welfare benefit plans maintained by the Buyer or any of its Affiliates in which the Transferred Employees are eligible to participate on or after the Employment Commencement Date, to the extent permitted by Laws, the Buyer shall, and shall cause its Affiliates to (i) provide Transferred Employees with coverage immediately on the Employment Commencement Date, (ii) cause there to be waived any eligibility requirements or pre-existing condition limitations and (iii) give effect, in determining any deductible, co-insurance and maximum out-of-pocket limitations, to amounts paid by such Transferred Employees (and their covered dependents) under the Employee Plans.

(e)Vacation/Sick Leave. The Buyer shall assume as of the Closing all liabilities for unpaid, accrued vacation and sick leave of each Transferred Employee as of the Employment Commencement Date, giving service credit under the PTO policy of Buyer for service with the Seller and any predecessors of Seller, and shall permit Transferred Employees to use their accrued, but unused vacation/sick leave entitlement as of Closing in accordance with the Buyer’s PTO policy; provided, however, that, notwithstanding the foregoing, Buyer shall not assume any liability or obligation for accrued but unpaid “holiday time off” (and all such liabilities and obligations shall constitute Excluded Liabilities) and, prior to or at the Closing, the Seller shall pay and satisfy in full the amount of accrued but unpaid paid “holiday time off” with respect to the Transferred Employees. Three (3) days prior to the Closing Date, the Seller shall deliver Schedule 6.2(e) to the Buyer, which shall set forth the Seller’s liabilities for unpaid, accrued vacation and sick leave relating to the Transferred Employees projected as of the Closing Date. The Buyer shall receive a credit in the Closing Date Adjustments pursuant to Section 2.6 for the amount of the liabilities for unpaid, accrued vacation and sick leave assumed by the Buyer pursuant to this Section 6.2(e).
(f)Flexible Spending Accounts. Effective as of the Closing, the Buyer shall, or shall cause its applicable Affiliate to, allow eligible Transferred Employees to participate in the Buyer’s or such Affiliate’s flexible spending accounts for medical and dependent care expenses.
(g)Payroll Matters.
(i)The Seller and the Buyer shall, and the Buyer shall cause its applicable Affiliates to, follow the “standard procedures” for preparing and filing Internal Revenue Service Forms W-2 (Wage and Tax Statements), as described in Revenue Procedure 2004-53 for Transferred Employees. Under this procedure, (A) the Seller shall provide all required Forms W-2 to (1) all Transferred Employees reflecting wages paid and taxes withheld by the Seller prior to the Employment Commencement Date, and (2) all other employees and former employees of the Seller who are not Transferred Employees reflecting all wages paid and taxes withheld by the Seller, and (B) the Buyer (or one of its Affiliates) shall provide all required Forms W-2 to all Transferred Employees reflecting all wages paid and taxes withheld by the Buyer (or one of its Affiliates) on and after the Employment Commencement Date.
(ii)With respect to garnishments, tax levies, child support orders, and wage assignments in effect with the Seller on the Employment Commencement Date for Transferred Employees and with respect to which the Seller has notified the Buyer in writing, the Buyer shall, and shall cause its Affiliates to, honor such payroll deduction authorizations with respect to Transferred Employees and shall, or shall cause its Affiliates to, continue to make payroll deductions and payments to the authorized payee, as specified by a court order which was filed with the Seller on or before the Employment Commencement Date, to the extent such payroll deductions and payments are in compliance with applicable Laws, and the Seller will continue to make such payroll deductions and payments to authorized payees as required by Laws with respect to all other employees of the Business who are not Transferred Employees. The Seller shall, as soon as practicable after the Employment Commencement Date, provide the Buyer with such information in the possession of the Seller as may be reasonably requested by the Buyer and necessary for the Buyer or its Affiliates to make the payroll deductions and payments to the authorized payee as required by this Section 6.2(g).
(h)WARN Act. The Buyer shall not, and shall cause its Affiliates not to, take any action on or after the Closing Date that would cause any termination of employment of any employees by the Seller that occurs before the Closing to constitute a “plant closing” or “mass layoff” under the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”) or any similar state or local Laws, or to create any liability to the Seller for any employment terminations under applicable Laws. The Buyer shall be responsible for all liabilities with respect to any amounts (including any severance, fines or penalties) payable under or pursuant to the WARN Act or any similar state or local Laws with respect to any Employees who do not become Transferred Employees as a result of the failure of the Buyer to extend offers of employment or continued employment as required by Section 6.2 or in connection with events that occur from and after the Closing, and the Buyer shall reimburse the Seller for any such amounts.
(i)No Third-Party Beneficiary. Without limiting the generality of Section 11.6, nothing in this Section 6.2, express or implied, is intended to confer on any Person (including any Transferred Employees and any other current or former employees of the Seller) other than the parties hereto and their respective successors and assigns, any rights, benefits, remedies, obligations or liabilities (including any third-party beneficiary rights) under or by reason of this Section 6.2. Accordingly, notwithstanding anything to the contrary in this Section 6.2, the parties expressly acknowledge and agree that this Agreement is not intended to create a contract between the Buyer, the Seller or any of their respective Affiliates, on the one hand, and any employee of the Seller on the other hand, and no employee of the Seller may rely on this Agreement as the basis for any breach of contract claim against the Buyer, the Seller or any of their respective Affiliates. Nothing in this Section 6.2 shall constitute an amendment to or modification of any Employee Plan or other compensation or benefit plan, program, policy, agreement or arrangement.
Section 6.3.Control of Operations Prior to Closing Date. Notwithstanding anything contained herein to the contrary, the sale of the Purchased Assets contemplated hereby shall not be consummated prior to the grant by the FCC of the FCC Consent. The Seller and the Buyer acknowledge and agree that at all times commencing on the date hereof and ending on the Closing Date, (x) nothing in this Agreement, including Section 5.4, shall be construed to give the Buyer any right to control, direct or otherwise supervise, or attempt to control, direct or otherwise supervise, any of the management or operations of any Station and (y) the Seller shall have complete control and supervision of the programming, operations, policies and all other matters relating to the Stations.

Section 6.4.Use of Names. The Seller is not conveying ownership rights or granting the Buyer a license to use any of the Retained Names and Marks and, after the Closing, the Buyer shall not and shall not permit any of its Affiliates to use in any manner the Retained Names and Marks or any word that is similar in sound or appearance to such names or marks. The parties acknowledge that the Retained Names and Marks may be present on and within the Purchased Assets and the presence of the Retained Names and Marks shall be removed or deleted within the periods of time set forth in the Transition Services Agreement. In the event the Buyer violates any of its obligations under this Section 6.4, the Seller may proceed against the Buyer in law or in equity for such damages or other relief as a court may deem appropriate. The Buyer acknowledges that a violation of this Section 6.4 may cause the Seller irreparable harm, which may not be adequately compensated for by money damages. The Buyer therefore agrees that in the event of any actual or threatened violation of this Section 6.4, the Seller shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against the Buyer or any such Affiliate of the Buyer to prevent any violations of this Section 6.4, without the necessity of posting a bond.

Section 6.5.Seller’s A/R. For a period of [REDACTED] (the “Collection Period”), the Buyer shall, without charge to the Seller or cost or expense to the Buyer, use commercially reasonable efforts to collect the Seller’s A/R in the ordinary course of business and shall apply all amounts collected from the Seller’s account debtors to the oldest account first, unless the advertiser disputes in good faith in writing an older account and designates the payment to a newer account. The Buyer shall not be obligated to affirmatively seek collection of the Seller’s A/R by litigation or other extraordinary methods of collection. Any amounts relating to the Seller’s A/R that are paid directly to the Seller shall be retained by the Seller. The Buyer shall not discount, adjust or otherwise compromise any Seller’s A/R and the Buyer shall refer any disputed Seller’s A/R to Seller. Within ten calendar days after the end of each fiscal month in the Collection Period, the Buyer shall deliver to the Seller a report showing Seller’s A/R collections through the end of such month and the Buyer shall make a payment, without offset, to the Seller equal to the amount of all such collections. At the end of the Collection Period, collection of any remaining Seller’s A/R shall be returned to the Seller.

Section 6.6.No Solicitation; Confidentiality.

(a)Without limitation of the Seller’s obligations under Section 5.3, from the date hereof until the earlier of the Closing Date or the termination of this Agreement, the Seller shall not, and shall not permit any of its Affiliates to, consummate any Restricted Acquisition Transaction. For purposes hereof, “Restricted Acquisition Transaction” means any transaction with any Person (other than Buyer or any of its Affiliates) involving the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets, but specifically excludes (i) the transactions contemplated by the Other Purchase Agreement and (ii) any transaction the consummation of which (together with the consummation of any other disposition, sale, merger or other transaction associated therewith, relating thereto or arising therefrom) the Seller reasonably determines (A) would not preclude the consummation of the purchase of the Purchased Assets hereunder or the consummation of the transactions contemplated by the Other Purchase Agreement and (B) would not require the Seller or surviving entity in any such Restricted Acquisition Transaction to divest any assets or broadcast television stations in any Market or in any Other Purchase Agreement Market.
(b)From the Closing Date until [REDACTED], the Seller shall not solicit, hire or attempt to hire for employment any Transferred Employee, without the prior written consent of the Buyer, except with respect to any such Transferred Employee who has been terminated by the Buyer; provided that nothing in this sentence shall prohibit the Seller from engaging in general solicitation that is not directed specifically to any such Transferred Employees or hiring any person who responds to any such general solicitation.
(c)From and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their representatives to, hold in confidence any and all non-public or otherwise confidential information existing at the Closing, whether written or oral, concerning the Business and the Stations, except to the extent that such information (i) is or has been published or becomes part of the public domain or otherwise is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective representatives or (ii) is lawfully acquired by the Seller, any of its Affiliates or their respective representatives from and after the Closing from sources other than the Buyer or any of its Affiliates which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If the Seller, any of its Affiliates or their respective representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Seller shall, to the extent permitted by Law, provide prior notice to the Buyer in writing, and in so far as is practicable, consult with the Buyer regarding the disclosure of such information, and shall disclose only that portion of such information which the Seller is advised by its counsel is legally required to be disclosed; provided, however, that the Seller shall use its reasonable best efforts to obtain any appropriate protective order or other reasonable assurance, at the Buyer’s sole expense, that confidential treatment will be accorded such information. Nothing in this Section 6.6(c) shall limit or otherwise prohibit the Seller or any of its Affiliates from disclosing any confidential information that may be required in connection with (A) the filing of a Tax Return, (B) any Tax-related action, examination, audit, suit or other proceeding involving a Governmental Body or (C) prosecuting or defending any suit, action or proceeding between the parties arising out of or relating to this Agreement or the transactions contemplated hereby or exercising its rights under Section 9.4.
Section 6.7.Environmental Assessments. Within ninety (90) days from the date of this Agreement, the Buyer shall have the right, at its sole cost and expense, to engage an environmental consulting firm to conduct (a) a Phase I Environmental Site Assessment and Compliance Review, as such terms are commonly understood (a “Phase I Environmental Assessment”), with respect to the Real Property (in the case of any Leased Real Property, to the extent permitted under the terms of the applicable Real Property Lease or subject to the consent of any lessor required thereunder), and (b) subject to the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), a Phase II Environmental review or any other test, investigation or review reasonably recommended in the Phase I Environmental Assessment (in the case of any Leased Real Property, to the extent permitted under the terms of the applicable Real Property Lease or subject to the consent of any lessor required thereunder); provided, that such environmental assessment, test, investigation or review shall be conducted only (i) during regular business hours, (ii) with no less than two (2) Business Days prior written notice to the Seller, (iii) in a manner which will not unduly interfere with the operation of the applicable Station or the use of access to or egress from the applicable Real Property, and (iv) in a manner which will not involve any use or operation of equipment or any sampling or testing of environmental media without the Seller’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Any damage to the Real Property caused by the Buyer and its consultants in conducting any such environmental assessment, test, investigation or review shall be repaired by the Buyer at its sole cost and expense. If any such environmental assessment, test, investigation or review identifies any recognized environmental condition with respect to the Real Property, the Buyer shall notify the Seller in writing of such environmental condition promptly after such environmental assessment, test, investigation or review. Following its receipt of such notice and prior to the Closing, the Seller shall use commercially reasonable efforts to remediate any such recognized environmental condition at its sole cost and expense. Any such remediation shall only be required to meet the most cost-effective standard as reasonably determined by the Seller and executed in a reasonable manner, in each case to become compliant with any applicable Environmental Laws. Notwithstanding anything herein to the contrary, if the reasonably estimated cost to remedy any environmental condition in the aggregate exceeds [REDACTED], then each party shall have the right to terminate this Agreement upon written notice to the other party.

ARTICLE VII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
The obligations of the Seller under this Agreement to consummate the sale of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver, on or prior to the Closing Date, of the following conditions:
Section 7.1.No Breach of Covenants and Warranties. (a) The Buyer shall have performed and complied in all material respects with its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; and (b) each of the representations and warranties of the Buyer contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” set forth in such representations and warranties), individually or in the aggregate, has not had and would not be reasonably likely to have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement. In addition, the Buyer shall have delivered to the Seller a certificate, dated as of the Closing Date, signed by an executive officer of the Buyer and certifying as to the satisfaction of the conditions specified in this Section 7.1.

Section 7.2.No Restraint. There shall not be in effect any Order (whether temporary, preliminary or permanent) issued by any Governmental Body of competent jurisdiction preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the Other Purchase Agreement.

Section 7.3.Certain Governmental Approvals. The FCC Consent shall have been granted and shall be effective.

Section 7.4.No Antitrust Proceedings. There shall be no pending or threatened in writing inquiry, investigation or litigation by any Governmental Body into whether either the transactions contemplated by this Agreement or the Other Purchase Agreement comply with the Antitrust Laws.
Section 7.5.Other Purchase Agreement. The closing contemplated under the Other Purchase Agreement shall have been consummated or shall be consummated concurrently with the Closing hereunder.

Section 7.6.Deliveries. The Buyer shall have made, or stand ready at the Closing to make, the deliveries to the Seller contemplated by Section 2.7(b).

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
The obligations of the Buyer under this Agreement to consummate the purchase of the Purchased Assets contemplated hereby shall be subject to the satisfaction, fulfillment or, where legally possible, waiver on or prior to the Closing Date, of the following conditions:
Section 8.1.No Breach of Covenants and Warranties. (a) The Seller shall have performed and complied with in all material respects its covenants and agreements contained herein required to be performed or complied with by it as of or prior to the Closing; and (b) each of the representations and warranties of the Seller contained in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date (except to the extent that they expressly speak as of a specific date or time other than the Closing Date, in which case they need only have been true and correct as of such specified date or time), except where the failure of such representations and warranties to be true and correct (without giving effect to any qualifiers or exceptions relating to “materiality” or “Material Adverse Effect” set forth in such representations and warranties), would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect. In addition, the Seller shall have delivered to the Buyer a certificate, dated as of the Closing Date, signed by an executive officer of the Seller and certifying as to the satisfaction of the conditions specified in this Section 8.1.

Section 8.2.No Restraint. There shall not be in effect any Order (whether temporary, preliminary or permanent) issued by any Governmental Body of competent jurisdiction preventing or prohibiting the consummation of the transactions contemplated by this Agreement or the Other Purchase Agreement.

Section 8.3.Certain Governmental Approvals. The FCC Consent shall have been granted and shall be effective.

Section 8.4.No Antitrust Proceedings. There shall be no pending or threatened in writing inquiry, investigation or litigation by any Governmental Body into whether either the transactions contemplated by this Agreement or the Other Purchase Agreement comply with the Antitrust Laws.

Section 8.5.Other Purchase Agreement. The closing contemplated under the Other Purchase Agreement shall have been consummated or shall be consummated concurrently with the Closing hereunder.

Section 8.6.Closing Deliveries. The Seller shall have made, or stand ready at the Closing to make, the deliveries to the Buyer contemplated by Section 2.7(a).

Section 8.7.Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred.

Section 8.8.Third Party Consents. The Required Consents shall have been obtained.

ARTICLE IX

INDEMNIFICATION
Section 9.1.Indemnification by the Seller. From and after the Closing and subject to Section 11.1, the Seller shall indemnify and hold harmless the Buyer Group Members from and against any and all Losses and Expenses imposed upon, or incurred or suffered by, any Buyer Group Member as a result of or arising out of:
(i)any breach or inaccuracy of any representation or warranty made by the Seller contained in this Agreement (in any such case, for purposes of determining the amount of Losses but not for whether there has been a breach or inaccuracy, as such representation or warranty would read if all materiality and “Material Adverse Effect” qualifiers were deleted therefrom, other than with respect to the reference to “Material Adverse Effect” contained in Section 3.4(a));
(ii)any breach by the Seller of, or any other failure of the Seller to perform, any of its covenants, agreements or obligations pursuant to this Agreement;
(iii)the failure of the Seller to perform any Excluded Liabilities;
(iv)the Seller’s operation of the Business and/or ownership and/or use of the Purchased Assets prior to the Closing Date; or
(v)the Tower Indemnity.
Section 9.2.Indemnification by the Buyer. From and after the Closing and subject to Section 11.1, the Buyer shall indemnify and hold harmless the Seller Group Members from and against any and all Losses and Expense imposed upon, or incurred or suffered by, any Seller Group Member as a result of or arising out of:
(i)any breach or inaccuracy of any representation or warranty made by the Buyer contained in this Agreement (in any such case, for purposes of determining the amount of Losses but not for whether there has been a breach or inaccuracy, as such representation or warranty would read if all materiality qualifiers were deleted therefrom);
(ii)any breach by the Buyer of, or any other failure of the Buyer to perform, any of its covenants, agreements or obligations in this Agreement;
(iii)the failure of the Buyer to perform any of the Assumed Liabilities; or
(iv)except for claims in respect of which the Seller is obligated to indemnify the Buyer Group Members pursuant to Section 9.1, the Buyer’s (or any successor’s or assignee’s) operation of the Business and/or the ownership and/or use of the Purchased Assets on or after the Closing Date.

Section 9.3.Notice of Claims; Determination of Amount.

(a)Any party seeking indemnification hereunder (the “Indemnified Party”) shall give promptly to the party or parties, as applicable, obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a written notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to the claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any certificate delivered hereunder upon which such claim is based. Subject to Section 11.1, the failure of any Indemnified Party to give the Claim Notice promptly as required by this Section 9.3 shall not affect such Indemnified Party’s rights under this Article IX except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.
(b)In calculating any Loss or Expense there shall be deducted (i) any insurance recovery actually received in respect thereof (netted against any reasonable out-of-pocket expenses and any increased premium incurred by the Indemnified Party in connection with such recovery), (ii) any recovery in respect thereof which is obtained from any other third Person (and no right of subrogation shall accrue hereunder to any such insurer or other third Person) and (iii) any Tax benefit realized by the Indemnified Party arising from any such Loss or Expense.
(c)After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article IX shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Losses and Expenses suffered by it.
Section 9.4.Third Person Claims.

(a)Notwithstanding anything to the contrary contained in Section 9.3, in order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a claim or demand made by any third Person against the Indemnified Party, such Indemnified Party must notify the Indemnitor in writing, and in reasonable detail, of the third Person claim promptly, but in any event within ten (10) Business Days, after receipt by such Indemnified Party of written notice of the third Person claim, which notification must include a copy of the written notice of the third Person claim that was received by the Indemnified Party (the “Third Person Claim Notice”). Thereafter, the Indemnified Party shall deliver to the Indemnitor, promptly, but in any event within five (5) Business Days, after the Indemnified Party’s receipt thereof, copies of all material notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a third Person claim, the Indemnified Party must notify the Indemnitor with a copy of the complaint promptly, but in any event within five (5) Business Days, after receipt thereof and shall deliver to the Indemnitor promptly, but in any event within seven (7) Business Days, after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the third Person claim. Subject to Section 11.1, the failure of any Indemnified Party to promptly provide a Third Person Claim Notice as required by this Section 9.4 shall not affect such Indemnified Party’s rights under this ARTICLE IX except to the extent such failure is actually prejudicial to the rights and obligations of the Indemnitor.
(b)In the event of the initiation of any legal proceeding against the Indemnified Party by a third Person, the Indemnitor shall have the sole and absolute right after the receipt of a Third Person Claim Notice, at its option and at its own expense, to be represented by counsel of its choice and to control, defend against, negotiate, settle or otherwise deal with any proceeding, claim, or demand which relates to any loss, liability or damage indemnified against hereunder; provided, however, that the Indemnified Party may participate in any such proceeding with counsel of its choice and at its expense (provided further that, if a conflict of interest arises that, under applicable principles of legal ethics, in the reasonable judgment of counsel to the Indemnified Party, would prohibit a single counsel from representing both the Indemnitor and the Indemnified Party in connection with the defense of such third Person claim, then the reasonable fees and expenses of such separate counsel of the Indemnified Party shall be paid by the Indemnitor). The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such proceeding, claim or demand. Prior to the time the Indemnified Party is notified by the Indemnitor as to whether the Indemnitor will assume the defense of such proceeding, claim or demand, the Indemnified Party shall take all actions reasonably necessary to timely preserve the collective rights of the parties with respect to such proceeding, claim or demand, including responding timely to legal process. To the extent the Indemnitor elects not to defend such proceeding, claim or demand (or fails to confirm its election) within fifteen (15) days after the giving by the Indemnified Party to the Indemnitor of a Third Person Claim Notice, the Indemnified Party may retain counsel, reasonably acceptable to the Indemnitor, at the expense of the Indemnitor, and control the defense of, or otherwise deal with, such proceeding, claim or demand. Notwithstanding the foregoing, the Indemnitor will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any third Person claim if (i) the third Person claim involves a criminal or quasi-criminal proceeding, action, indictment, allegation or investigation against the Indemnified Party, (ii) the third Person claim seeks material injunctive or nonmonetary equitable relief, (iii) the applicable claimant in the third Person claim is a Governmental Body, or (iv) the Indemnitor failed or is failing to diligently prosecute or defend such third Person claim. Regardless of which party assumes the defense of such proceeding, claim or demand, the parties agree to cooperate with one another in connection therewith. Such cooperation shall include providing records and information that are relevant to such proceeding, claim or demand, and making each parties’ employees and officers available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and to act as a witness or respond to legal process. Whether or not the Indemnitor assumes the defense of such proceeding, claim or demand, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such proceeding, claim or demand without the Indemnitor’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnitor shall not consent to a settlement of, or the entry of any judgment arising from, any such proceeding, claim or demand without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed) unless such settlement or judgment (i) relates solely to monetary damages for which the Indemnitor shall be responsible and (ii) includes as an unconditional term thereof the release of the Indemnified Party from all liability with respect to such proceeding, claim or demand, in which event no such consent shall be required. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the time in which to appeal therefrom has expired, or a settlement shall have been consummated, or the Indemnified Party and the Indemnitor shall arrive at a mutually binding agreement with respect to each separate matter alleged to be indemnified by the Indemnitor hereunder, the Indemnified Party shall forward to the Indemnitor notice of any sums due and owing by it with respect to such matter and the Indemnitor shall pay all of the sums so owing to the Indemnified Party by wire transfer, certified or bank cashier’s check within fifteen (15) days after the date of such notice.
(c)The party that has assumed the control or defense of any such proceeding, claim or demand made by a third Person against the other party shall (i) provide the other party with the right to participate in any meetings or negotiations with any Governmental Body or other third Person and reasonable advance notice of any such meetings or negotiations, (ii) provide the other party with the right to review in advance and provide comments on any draft or final documents proposed to be submitted to any Governmental Body or other third Person, and (iii) keep the other party reasonably informed with respect to such proceeding, demand or claim, including providing copies of all documents provided to, or received from, any Governmental Body or any other third Person in connection with such proceeding, demand or claim. The Buyer Group Members, on the one hand, and the Seller Group Members, on the other hand, covenant and agree to maintain the confidence of all such drafts and comments provided by the other.
(d)To the extent of any inconsistency between this Section 9.4 and Section 6.1(c) with respect to Taxes, the provisions of Section 6.1(c) shall control.
Section 9.5.Limitations; Subrogation; Exclusive Remedies.

(a)In any case where the Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which the Indemnitor has indemnified it pursuant to this ARTICLE IX, the Indemnified Party shall promptly pay over to the Indemnitor the amount so recovered (after deducting therefrom the full amount of the Expenses incurred by it in procuring such recovery), but not in excess of any amount previously so paid by the Indemnitor to or on behalf of the Indemnified Party in respect of such matter.
(b)The Seller shall have no liability to the Buyer Group Members under Section 9.1(i) unless and until the aggregate amount of the Loss and Expense thereunder exceeds an amount equal to [REDACTED] (the “Threshold”), after which the Seller will be liable for all Loss and Expense in excess of the Threshold under Section 9.1(i); provided, however, that (x) claims for common law fraud shall not be subject to the Threshold and (y) claims for any Loss or Expense incurred by the Buyer Group Members arising out of or resulting from the breach or inaccuracy of any of the Fundamental Representations shall not be subject to the Threshold.
(c)The maximum aggregate liability of the Seller for all Loss and Expense of the Buyer Group Members pursuant to Section 9.1(i) shall not exceed [REDACTED] (the “Cap”); provided, however, that (x) claims for common law fraud shall not be subject to the Cap and (y) claims for any Loss or Expense incurred by the Buyer Group Members arising out of or resulting from the breach or inaccuracy of any of the Fundamental Representations shall not be subject to the Cap.

(d)In the case where the Indemnitor makes any payment to the Indemnified Party in respect of any Loss, the Indemnitor shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third Person in respect of the Loss to which such payment relates. The Indemnified Party and the Indemnitor shall execute upon request all instruments reasonably necessary to evidence or further perfect such subrogation rights.
(e)Except for remedies that cannot be waived as a matter of law, claims arising from common law fraud, and injunctive and provisional relief, if the Closing occurs, this ARTICLE IX shall be the exclusive remedy for breaches of this Agreement (including any covenant, obligation, representation or warranty contained in this Agreement or in any certificate delivered pursuant to this Agreement) or otherwise relating to the subject matter of this Agreement, including any claims arising under any Environmental Laws.
Section 9.6.No Special Damages; Mitigation. Notwithstanding anything to the contrary contained in this Agreement, none of the parties hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future profits, revenue or income, losses arising solely from diminution in value or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, except to the extent such damages are payable to a third Person. Each of the parties agrees to take all reasonable steps to mitigate their respective Losses and Expenses upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Losses and Expenses that are indemnifiable hereunder, including using its commercially reasonable efforts to obtain insurance proceeds or other recoveries from third Persons in respect thereof.

Section 9.7.Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated for Tax purposes only as an adjustment to the Purchase Price.

ARTICLE X

TERMINATION
Section 10.1.Termination.

(a)Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:
(i)by the mutual written consent of the Seller and the Buyer;
(ii)by the Seller, if a breach or failure to perform any of the covenants or agreements of the Buyer contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of the Buyer contained in this Agreement, and such breach, failure to perform or inaccuracy either individually or in the aggregate would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 7.1, and such breach, failure to perform or inaccuracy if curable, is not cured by, on or before the earlier of (i) the Termination Date or (ii) thirty (30) days following receipt of written notice by

Buyer, or which by its nature or timing cannot be cured prior to the Termination Date; provided, however, that the Seller shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(ii) if the Seller is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Seller contained in this Agreement shall be inaccurate and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 8.1;
(iii)by the Buyer, if a breach or failure to perform any of the covenants or agreements of the Seller contained in this Agreement shall have occurred, or there shall be any inaccuracy of any of the representations or warranties of the Seller contained in this Agreement, and such breach, failure to perform or inaccuracy either individually or in the aggregate would, if occurring or continuing on the Closing Date, give rise to the failure of a condition set forth in Section 8.1, and such breach, failure to perform or inaccuracy if curable, is not cured by, on or before the earlier of (i) the Termination Date or (ii) thirty (30) days following receipt of written notice by the Seller, or which by its nature or timing cannot be cured prior to the Termination Date: provided, however, that the Buyer shall not have the right to terminate this Agreement pursuant to this Section 10.1(a)(iii) if Buyer is then in breach of any of its covenants or agreements contained in this Agreement or any of the representations or warranties of the Buyer contained in this Agreement shall be inaccurate, and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 7.1;
(iv)by the Seller or the Buyer, if any U.S. federal or state court of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the sale of the Purchased Assets contemplated hereby;
(v)by the Seller or the Buyer if the Closing shall not have been consummated on or before [REDACTED] (the “Termination Date”). Notwithstanding the foregoing, the right to terminate this Agreement under this Section 10.1(a)(v) shall not be available to any party if the failure of the Closing to occur by such date shall be due to the failure of such party to perform or observe the covenants and agreements of such party set forth in this Agreement;
(vi)by either the Seller or the Buyer, upon the termination of the Other Purchase Agreement for any reason; or
(vii)by either the Seller or the Buyer, pursuant to Section 5.7 or Section 6.7.
(b)The party desiring to terminate this Agreement pursuant to Section 10.1(a) (other than pursuant to Section 10.1(a)(i)) shall give written notice of such termination to the other party, as applicable.
(c)In the event that this Agreement shall be terminated pursuant to Section 10.1(a), all further obligations of the parties under this Agreement (other than Section 5.5, this

ARTICLE X and ARTICLE XI, and, for the avoidance of doubt, the Confidentiality Agreement, which, in each case, shall remain in full force and effect) shall be terminated without further liability of any party; provided that nothing herein shall relieve any party from liability for any breach of this Agreement.
Section 10.2.Withdrawal of Certain Filings. In the event of termination under the provisions of this ARTICLE X, all filings, applications and other submissions relating to the transactions contemplated by this Agreement as to which termination has occurred shall, to the extent practicable, be withdrawn from the Governmental Body or other Person to which made.

ARTICLE XI

GENERAL PROVISIONS
Section 11.1.Survival.

(a)The representations and warranties of the parties contained in this Agreement shall survive for [REDACTED] ; provided, however, that the representations and warranties of the Seller contained in Sections 3.1 (Organization) and 3.2 (Authority) (the “Fundamental Representations”), and of the Buyer contained in Sections 4.1 (Organization) and 4.2 (Authority), shall survive for [REDACTED] ; further provided, that claims for common law fraud shall not be subject to such limitations or any other limitations contained in this Agreement.
(b)None of the covenants, agreements or obligations of the parties contained in this Agreement shall survive the consummation of the Closing, except to the extent such covenants, agreements and obligations contemplate performance after the Closing, in which case each such covenant, agreement and obligation shall survive until performed.
(c)No claim may be brought under this Agreement unless written notice describing in reasonable detail the facts giving rise to the claim is given on or prior to the last day of the applicable survival period. In the event such notice is given, the right to indemnification with respect thereto shall survive the applicable survival period until such claim is finally resolved and any obligations with respect thereto are fully satisfied.
Section 11.2.Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party or parties during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party or parties all copies of nonpublic documents and materials which have been furnished in connection therewith. Without limiting the right of either party to pursue all other legal and equitable rights available to it for violation of this Section 11.2 by the other party, it is agreed that other remedies cannot fully compensate the aggrieved party for such a violation of this Section 11.2 and that the aggrieved party shall be entitled to injunctive relief to prevent a violation or continuing violation hereof.

Section 11.3.Governing Law. This Agreement and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement) shall be governed and construed in accordance with the internal Laws of the State of Delaware applicable to contracts made and wholly performed within the State of Delaware, without regard to any applicable conflicts of law principles that would result in the application of the Laws of any other jurisdiction.

Section 11.4.Exclusive Jurisdiction; Court Proceedings. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in the Chancery Court of the State of Delaware and any state appellate court therefrom or, if such court lacks subject matter jurisdiction, the United States District Court sitting in New Castle County in the State of Delaware, and each of the parties hereby irrevocably consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.5 shall be deemed effective service of process on such party. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER IN CONTRACT OR TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM INVOLVING ANY FINANCING SOURCE AND THEIR RESPECTIVE NONPARTY AFFILIATES).

Section 11.5.Notices. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received (a) when delivered by hand, by registered mail, by courier or express delivery service or (b) upon confirmation of receipt (other than an automatically-generated confirmation) when sent by electronic mail to the address or email address, as applicable, set forth beneath the name of such party below (or to such other address or email address, as applicable, as such party shall have specified in a written notice given to the other party hereto):
If to the Seller:
Gray Local Media, Inc.
445 Dexter Avenue, Suite 7000
Montgomery, AL  36104
Attn: General Counsel
Telephone: (334)206-1400
Email: legalnotices@graymedia.com
with a copy (which shall not constitute notice) to:

Cooley LLP
1299 Pennsylvania Ave., NW
Suite 700
Washington, DC 20004
Attention: Maureen Nagle
Email: mnagle@cooley.com
If to the Buyer, to:
Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: Robert Kalutkiewicz, Senior Vice President, Corporate Development, Strategic Investment and Ventures
Email: robert.kalutkiewicz@scripps.com
with a copy (which shall not constitute notice) to:

Scripps Media, Inc.
312 Walnut Street, 28th Floor
Cincinnati, Ohio 45202
Attention: David Giles, Chief Legal Officer, and Robert Oestreicher, Senior Vice President, Corporate Counsel
Email: dave.giles@scripps.com and robert.oestreicher@scripps.com with a copy (which shall not constitute notice) to:
Baker & Hostetler LLP
312 Walnut Street, Suite 3200
Cincinnati, Ohio 45202
Attention: Robert F. Morwood
Email: rmorwood@bakerlaw.com
Section 11.6.Successors and Assigns; Third Party Beneficiaries.

(a)This Agreement and all of its terms shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, including any successor by a merger or conversion. Except as provided in this Section 11.6(a), this Agreement shall not be assigned by any party hereto. Any party hereto may assign or transfer any of its rights and obligations under this Agreement to any of its Affiliates upon written notice to the other party, provided that no such assignment or transfer materially delays the grant of the FCC Consent or any approval by the DOJ as contemplated by this Agreement required by Antitrust Law or any other applicable Law, and, provided further, that no such assignment or transfer shall operate to relieve a party of any of its liabilities or obligations hereunder.
(b)Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties, successors and assigns permitted by this

Section 11.6, and the Buyer Group Members and Seller Group Members pursuant to ARTICLE IX, any right, remedy or claim under or by reason of this Agreement.
Section 11.7.Access to Records after Closing.

(a)For a period of [REDACTED] , the Seller and its representatives shall have reasonable access to all of the books and records of the Business transferred to the Buyer hereunder to the extent that such access may reasonably be required by the Seller in connection with matters relating to or affected by the operations of the Business prior to the Closing Date. Such access shall be afforded by the Buyer upon receipt of reasonable advance notice and during normal business hours. The Seller shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 11.7(a). If the Buyer shall desire to dispose of any of such books and records prior to the expiration of such [REDACTED] period, it shall, prior to such disposition, give the Seller a reasonable opportunity, at the Seller’s expense, to segregate and remove such books and records as the Seller may select.
(b)For a period of [REDACTED], the Buyer and its representatives shall have reasonable access to all of the books and records relating to the Business which the Seller may retain after the Closing Date. Such access shall be afforded by the Seller upon receipt of reasonable advance notice and during normal business hours. The Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 11.7(b). If the Seller shall desire to dispose of any of such books and records prior to the expiration of such [REDACTED] period, it shall, prior to such disposition, give the Buyer a reasonable opportunity, at the Buyer’s expense, to segregate and remove such books and records as the Buyer may select.
Section 11.8.Entire Agreement; Amendments. This Agreement, the Exhibits and Schedules referred to herein and the other documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between or among any of the parties hereto. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement.
Section 11.9.Interpretation. Article titles and headings to Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. For purposes of this Agreement, (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation,” (ii) the word “or” is not exclusive and (iii) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein (a) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement and (b) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement. This Agreement, the Buyer Ancillary Agreements and the Ancillary Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. References to a “party hereto” or the “parties hereto” or similar phrases shall refer to the Seller and the Buyer. An asset or right shall be deemed to be “exclusively related” to or “exclusively used in” the Business if in the ordinary course of the Business such asset or right is used solely in the Business and is not used by the other businesses and operations of the Seller.

Section 11.10.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof in writing and signed by such party or parties. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 11.11.Expenses. Except as otherwise expressly provided herein, each of the Seller and the Buyer will pay all of its own respective costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants.

Section 11.12.Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein.

Section 11.13.Execution in Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties and delivered to each of the Seller and the Buyer.

Section 11.14.Disclaimer of Warranties. The Seller makes no representations or warranties with respect to any projections, forecasts or forward-looking information provided to the Buyer. There is no assurance that any projected or forecasted results will be achieved. EXCEPT AS TO THOSE MATTERS EXPRESSLY COVERED BY THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT, THE ANCILLARY AGREEMENTS AND THE CERTIFICATES DELIVERED BY THE SELLER PURSUANT TO SECTION 8.1, THE SELLER IS SELLING THE BUSINESS AND THE PURCHASED ASSETS ON AN “AS IS, WHERE IS” BASIS AND SELLER DISCLAIMS ALL OTHER WARRANTIES, REPRESENTATIONS AND GUARANTIES WHETHER EXPRESS OR IMPLIED. THE SELLER MAKES NO REPRESENTATION OR WARRANTY AS TO MERCHANTABILITY, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE AND NO IMPLIED WARRANTIES WHATSOEVER. The Buyer acknowledges that neither the Seller nor any of its representatives or Affiliates nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any memoranda, charts, summaries or schedules heretofore made available to the Buyer or its representatives or Affiliates or any other information which is not included in this Agreement or the Schedules hereto, and neither the Seller nor any of its representatives or Affiliates nor any other Person will have or be subject to any liability to the Buyer, any Affiliate of the Buyer or any other Person resulting from the distribution of any such information to, or use of any such information by, the Buyer, any Affiliate of the Buyer or any of their agents, consultants, accountants, counsel or other representatives. In making its determination to proceed with the transactions contemplated by this Agreement the Buyer and its Affiliates have relied solely on (a) the results of their own independent investigation and (b) the representations and warranties of the Seller expressly and specifically set forth in this Agreement and the Ancillary Agreements. The Buyer and its Affiliates expressly and specifically disclaim that they are relying upon or have relied upon any representation or warranty of any kind or nature, whether express or implied, not included in this Agreement or any Ancillary Agreement that may have been made by any Person, and acknowledge and agree that the Seller expressly and specifically disclaims any such other representations and warranties.

Section 11.15.Specific Performance. The parties agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached or the Closing was not consummated, and that money damages would not be an adequate remedy, even if available. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof (including the parties’ obligations to consummate the Closing) in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to post any bond or other security in connection with any such order or injunction.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.
SELLER

GRAY LOCAL MEDIA, INC.

By:
Name: Kevin P. Latek
Title: Executive Vice President

GRAY TELEVISION LICENSEE, LLC

By:
Name: Kevin P. Latek
Title: Secretary

BUYER

SCRIPPS MEDIA, INC.

By:
Name: David Giles
Title: Chief Legal Officer

ION TELEVISION LICENSE, LLC

By:
Name: David Giles
Title: Chief Legal Officer

[Signature Page to Asset Purchase Agreement]

APPENDIX I

LIST OF BROADCAST TELEVISION STATIONS

1.Colorado Springs, CO – KKTV(TV)
2.Grand Junction, CO – KKCO(TV), KJCT-LP
3.Twin Falls, Idaho – KMVT(TV), KSVT-LD